As filed with the Securities and Exchange Commission on June 7th, 2000
                                                           Registration No. 333-
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                         FORM S-1 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                            RELM WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)

             Nevada                                  3600                       04-2225121
  (State or Other Jurisdiction           (Primary Standard Industrial        (I.R.S. Employer
of Incorporation or Organization)         Classification Code Number)       Identification No.)

              7100 Technology Drive, West Melbourne, Florida 32904
                                 (321) 984-1414
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

             Richard K. Laird, President and Chief Executive Officer
              7100 Technology Drive, West Melbourne, Florida 32904
                                 (321) 984-1414
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                          Copies of communications to:
                           Denise Gordon Reeder, Esq.
                             Greenberg Traurig, P.A.
                       777 South Flagler Drive, Suite 300E
                            West Palm Beach, FL 33401

                               ------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                               -------------------

                                                  CALCULATION OF REGISTRATION FEE
================================================================================================================================

                                                                       Proposed              Proposed Maximum        Amount of
    Title of Each Class of Securities          Amount to            Maximum Offering             Aggregate          Registration
            to be Registered                 be Registered        Price per Security         Offering Price             Fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.60 per share       1,000,000(1)            $2.375(2)              $2,375,000.00(2)         $627.00
Warrants (3)                                    466,153                $3.25(4)              $1,514,999.25(4)         $399.96
Common Stock, par value $0.60 per share         466,153(5)               (6)                        (6)                 (6)
                                                                                                                      -------
Total Registration Fee                                                                                              $1,026.96
================================================================================================================================

(1) This number represents the shares of our common stock that we may issue from time to time upon conversion of our 8% Convertible Subordinated Notes due December 1, 2004 at a price of $3.25 per share.
(2) Pursuant to Rule 457(c) under the Securities Act, this per share amount is based on the average high and low prices of our common stock on May 31, 2000 as reported on the NASDAQ National Market. Estimated solely for the purpose of calculating the registration fee.
(3) To be offered by selling securityholders, at their discretion, after the effective date of this registration statement, at prevailing market prices at time of sale.
(4) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price with respect to the warrants being registered is based upon $3.25 per share, the price at which the warrants may be exercised.
(5) This number represents the shares of our common stock that we may issue from time to time upon exercise of the warrants.
(6) No registration fee is required pursuant to Rule 457(g) under the Securities Act.

================================================================================
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling securityholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE ___, 2000

PROSPECTUS
                            RELM WIRELESS CORPORATION
                                    Warrants
                                  Common Stock

                            ------------------------

     This prospectus relates to the resale of the following securities of RELM Wireless Corporation, a Nevada corporation, by the present holders of such securities:

     -- up to 466,153 warrants to purchase a like number of shares of our common stock; and

     -- up to 1,466,153 shares of our common stock issuable upon conversion of our 8% Convertible Subordinated Promissory Notes due December 1, 2004 and upon exercise of our warrants.

     The warrants and the shares of our common stock will be offered and sold by their present holders. See "Selling Securityholders." Each of these selling securityholders intends to sell the warrants or common stock offered hereby from time to time for their own account in the open market at the prices prevailing therein, or in individually negotiated transactions at prices that may be agreed upon.

     Our common stock is listed for trading on The NASDAQ Stock Market's National Market under the symbol "RELM." On May 31, 2000, the last reported sales price for our common stock on the National Market was $2.50 per share. Each of the selling securityholders will pay all expenses with respect to the offering of these securities by them except the cost of registration under the Securities Act of 1933, and the cost of preparing and printing this prospectus. We will not receive any proceeds from any resale by the selling securityholders.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE WARRANTS OR OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------


                  The date of this prospectus is June ___, 2000.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

                                TABLE OF CONTENTS

                                                                                              Page

SUMMARY OF THE PROSPECTUS........................................................................1

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA..................................................2

RISK FACTORS.....................................................................................4

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS................................................16

USE OF PROCEEDS.................................................................................17

PRICE RANGE OF COMMON STOCK.....................................................................17

DIVIDEND POLICY.................................................................................18

CAPITALIZATION..................................................................................19

SELECTED CONSOLIDATED FINANCIAL DATA............................................................19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........21

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS.....................................29

BUSINESS........................................................................................30

MANAGEMENT......................................................................................41

PRINCIPAL STOCKHOLDERS..........................................................................47

DESCRIPTION OF CAPITAL STOCK....................................................................50

DESCRIPTION OF WARRANTS.........................................................................54

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.........................................57

SELLING SECURITYHOLDERS.........................................................................63

PLAN OF DISTRIBUTION............................................................................66

NOTICE TO CANADIAN RESIDENTS....................................................................68

LEGAL MATTERS...................................................................................69

EXPERTS.........................................................................................69

WHERE YOU CAN FIND ADDITIONAL INFORMATION.......................................................69

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................F-1

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)..............................F-23

                            SUMMARY OF THE PROSPECTUS

     You should read the following summary together with the more detailed information regarding our company and the common stock and warrants being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of this prospectus before you invest in our common stock and warrants. Read the entire prospectus carefully, especially the risks described under "Risk Factors."

RELM Wireless Corporation

     We design and manufacture wireless communication products sold to the land mobile radio (LMR) markets which consist of two distinct markets;

     -- the government and public safety market which includes fire, rescue, law enforcement and emergency medical personnel as well as the military and various agencies of the federal, state, and local government; and

     -- the business, industrial and commercial market which includes schools, churches, hotels, construction companies, taxicab companies and airlines.

     Our principal executive offices are located at 7100 Technology Drive, West Melbourne, Florida 32904 and our telephone number is (321) 984-1414.

     You can find more information about us and our products through the Internet at RELM.com. The information provided on our website is not incorporated into this prospectus.

The Offering

     This prospectus relates to the resale of the following securities of RELM Wireless Corporation by the present holders of such securities:

     -- up to 466,153 warrants to purchase a like number of shares of our common stock; and

     -- up to 1,466,153 shares of our common stock issuable upon conversion of our 8% Convertible Subordinated Promissory Notes due December 1, 2004 and upon exercise of our warrants.

     The warrants and the shares of our common stock will be offered and sold by their present holders. See "Selling Securityholders." Each of these selling securityholders intends to sell the warrants or common stock offered hereby from time to time for their own account in the open market at the prices prevailing therein, or in individually negotiated transactions at prices that may be agreed upon.

Use of Proceeds

     The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Three Months
                                           Ended March 31,                    Year Ended December 31,
                                          -----------------     -------------------------------------------------------
                                           2000       1999       1999        1998         1997       1996         1995
                                          ------     ------     -------    -------      -------     -------     -------
Statement of Operations DATA

Net Sales                                 $4,596     $6,465     $22,404    $29,530     $ 45,376     $47,646     $45,266

Income (Loss) From Continuing                391         55      (2,294)    (4,907)     (11,974)     (1,347)       (533)
Operations

Income (Loss) From                             _          _           _
   Discontinued Operations                                                   (725)       (2,836)     (2,679)      1,645

Extraordinary Gain                             _          _           _        227            _           _           _
                                          -----------------------------------------------------------------------------

Net Income (Loss)                           $391        $55     $(2,294)   $(5,405)    $(14,810)    $(4,026)     $1,112
                                          ======     ======    ========    =======     ========     =======     =======
Earning (Loss) Per Share From
Continuing Operations (1)                  $0.07      $0.01      $(0.45)    $(0.97)      $(2.36)     $(0.26)     $(0.10)


Earnings (Loss) Per Share From                 _          _           _
   Discontinued Operations (1)                                               (0.15)       (0.56)      (0.52)       0.32

Earnings Per Share From                        _          _           _                      _           _            _
   Extraordinary Item (1)                                                     0.05
                                          ------     ------    --------    -------     --------     -------     -------
Net Earnings (Loss) Per Share (1)          $0.07      $0.01      $(0.45)    $(1.07)      $(2.92)     $(0.78)      $0.22
                                          ======     ======    ========    =======     ========     =======     =======



                                               March 31,                              December 31,
                                          -----------------     -------------------------------------------------------
BALANCE SHEET DATA                         2000       1999        1999       1998         1997        1996        1995
                                          ------     ------     -------    -------      -------     -------     -------
Working Capital                           $7,803     $8,285      $5,676     $6,573      $10,307     $27,008     $29,904

Total Assets                              21,525     26,889      22,853     26,827       31,665      54,028      64,916

Long-Term Debt                             7,643     10,187       9,072      8,755        7,440      15,554      14,906

Total Stockholders' Equity                $6,768     $8,726      $6,377     $8,671      $14,034     $29,214     $32,620

-------------------
(1) Basic and diluted net earnings (loss) per share are the same for all periods presented, except for the three months ended March 31, 2000. Basic earnings per share from continuing operations and basic net earnings per share for the three months ended March 31, 2000 is $0.08.

                                  RISK FACTORS

     Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in the warrants or shares of our common stock issuable upon conversion of our convertible subordinated notes or upon exercise of the warrants. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and the value of the warrants could decline, and you may lose part or all of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us which are described below and elsewhere in this prospectus. See "Information Regarding Forward-Looking Statements."

     We have a history of substantial and continuing losses. We have incurred substantial losses, including losses of $2,294,000, $5,405,000, and $14,810,000 for the fiscal years ended December 31, 1999, 1998, and 1997, respectively. For the quarter ended March 31, 2000, we reported a profit of $391,000, which includes a gain of $1,165,000 related to the sale of our building. As of March 31, 2000, we had an accumulated deficit of approximately $16,480,000.

     Because of our recent shift in emphasis to the LMR products, we have a limited relevant operating history that investors may use to evaluate our future prospects. Since 1997, we have been working to shift our focus exclusively to the LMR business by selling or discontinuing our non-LMR products as well as LMR products that were performing poorly. Accordingly, we have only a limited operating history on which investors can evaluate our potential performance and prospects for success. Because of our limited relevant operating history, our historical financial information is of limited value in projecting our future results.

     In light of the nature of our LMR products and our limited operating history, our operating results are difficult to forecast. In view of our recent shift in emphasis to the LMR business, we have had little experience forecasting our revenues. In addition, we find sales and operating results in the LMR business difficult to forecast, because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our expenses in a timely manner to compensate for any unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties in our attempt to concentrate our efforts on the LMR business in a highly competitive industry.

     Our quarterly revenues and operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. Our quarterly revenues and operating results have fluctuated significantly in the past as we have shifted our focus exclusively to the LMR products. Future fluctuations may result from a variety of factors including the following:

     -  Availability of products;

     -  Our dependence upon orders placed by our four largest customers;

     - The timing and amount of orders we receive from our customers, which may be tied to seasonal demand;

     - Cancellations or delays of customer product orders, or the loss of a significant customer;

     - Reductions in consumer demand for our customers' products generally or for our products in particular;

     - A reduction in the average selling price for our products as a result of competitive factors;

     -  The timing and amount of research and development expenditures;

     -  General business conditions in our markets;

     - Any new product introductions, or delays in product introductions, by us or our competitors;

     - Increased costs charged by our suppliers or changes in the delivery of products to us; and

     - Increased competition or reductions in the prices that we are able to charge.

As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations may not be a good predictor of our future performance.

     We will continue to need significant capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all. We are not currently generating enough revenue from operations to meet our working capital requirements. In addition, our capital requirements in connection with the development, marketing and sale of our LMR products (as well as certain acquisition activities) are, and will continue to be, significant. In addition, as of March 31, 2000, we had payables which were over 90 days past due of approximately $900,000.

     During the first quarter of 2000, we completed the following initiatives:

     - sold our convertible subordinated notes;

     - completed the sale of our facility in West Melbourne, Florida which generated approximately $1,600,000 in cash;

     - leased a smaller facility in West Melbourne; and

     - executed a manufacturing services agreement under which we hope to realize significant costs savings as well as to sell approximately $2,300,000 of raw materials to a contract manufacturer during 2000. See "Business-Products-Manufacturing."

We believe, based upon our current plans and assumptions relating to our operations, that our existing reserves and expected cash receipts will provide the funds necessary to satisfy our cash requirements through the end of 2000. Our manufacturing agreement with Uniden requires us to open a letter of credit a minimum of 120 days prior to scheduled shipment of product (120 days for the initial order of any product). Under this arrangement, working capital will be required in an amount equal to the value of four months' (five months initially) of product orders from Uniden. Therefore, we must seek additional financing or pursue other initiatives to fund operations and acquisitions after the end of 2000. We are currently developing a financing plan with Janney Montgomery Scott LLC, our financial advisors. There can be no assurance that additional funds will be available when needed or, if available, will be available on terms that are acceptable to us. Further, if we issue equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing stockholders, and the ownership percentage of our stockholders would be reduced. If we are not able to obtain adequate capital, we may be forced to curtail or even cease operations.

     We are highly leveraged and the significant amount of our indebtedness could adversely affect our financial health. We have a significant amount of indebtedness. At March 31, 2000, our total debt was approximately $14,757,000 and stockholders' equity was approximately $6,768,000. The issuance of our convertible subordinated notes in the first quarter of 2000 increased our indebtedness, which was offset by satisfying the mortgage on our facility that was sold. The notes require quarterly interest payments. No principal payments are due on the notes until they mature. The following chart shows certain important statistics, after the issuance of the notes as of March 31, 2000 and after applying the proceeds as intended.

Long-term debt and capital lease obligations
   (excluding current portion)..............................  $7,643,000
Stockholders' equity........................................  $6,768,000
Debt to equity ratio........................................     1.13

Our leverage could have important consequences to you. For example, it could:

      - make it more difficult for us to satisfy our obligations with respect to our indebtedness;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and industry; and

     - limit our ability to borrow additional funds.

In addition, we may incur additional indebtedness under our Summit/Gibraltar loan agreement. Any additional borrowings would further increase the amount of our leverage and the associated risks.

     We will require a significant amount of cash to service our indebtedness. Our ability to make principal and interest payments on our indebtedness will depend on our ability to generate cash in the future through sales of our LMR products. We cannot assure you that our available liquidity will be sufficient to service our indebtedness. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

     Acquisitions and other business transactions may disrupt or otherwise have a negative impact on our business and results of operations. During the first quarter of 2000, we purchased from Uniden America Corporation its LMR product line. The completion of the Uniden asset purchase as well as other contemplated business transactions could result in substantial changes in our operations and financial condition. Specifically, purchases of Uniden products have a five month lead time and require a letter of credit at the time the order is placed, which may require additional borrowings. There can be no assurance that we will complete any additional asset purchases or other business transactions or that any such transactions which are completed will prove favorable to our business. We do not intend to seek stockholder approval for any such transactions unless required by applicable law or regulation.

     We hope to grow rapidly, and the failure to manage our growth could adversely affect our business. Our business plan contemplates, among other things, continued development of our LMR product lines through internal development as well as acquisitions, and, as a result, significant growth in our customer base. This growth and continued development, if it materializes, could place a significant strain on our management, employees, operations and financial capabilities. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train and manage our employee base. If we are unable to manage and integrate our expanding operations effectively, our business, results of operations and financial condition will be materially and adversely affected.

     We currently depend solely on our LMR products and do not have multiple sources of revenue. Since 1997, we have worked to shift our focus exclusively to the development and sale of the LMR product line and our strategy is to derive substantially all of our revenue from the LMR products. A decline in the price of or demand for LMR products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, or for other reasons, would cause our business, financial condition and results of operations to suffer. In addition, our future success will depend on the successful introduction and sale of our LMR products families currently under development, which include an FM portable series radio product, an analog product that operates over a wide frequency of bandwidth, and a companion product, the GMH mobile radio. We have not yet demonstrated that we will be able to successfully develop these products on a timely basis and in a cost-effective manner, or at all. Even if we successfully develop these products, we cannot guarantee that they will achieve market acceptance.

     Our business will suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our LMR products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. The LMR industry is experiencing a transition from analog LMR products to digital LMR products. In addition, new standards for LMR compatibility (the APCO 25 Standards) have been adopted and the market demand for APCO 25 compliant products is growing. Our success and prospects for growth will depend upon our ability to enhance current products and to introduce new products which address these and other technological and market developments and satisfy the increasingly sophisticated needs of customers, all in a timely manner. Digital and APCO 25 compliant products are already being brought to the market by several of our competitors. We are engaged in significant research and development activities through our joint efforts with RACAL Communications, Inc. We have not yet offered a digital product or products which are compatible with the APCO 25 standards. RACAL has introduced an APCO 25 compliant product which they are marketing to the high-end government sector. Under our manufacturing and licensing agreement with RACAL, we are permitted to use RACAL's APCO 25 technology which will accelerate our APCO 25 product development. We are at least four months away from bringing the APCO 25 compliant products to market and this development will be funded primarily from operations. Bringing such products to market and achieving a significant share of the market for these products will continue to require substantial expenditure of funds to complete research and development and extensive marketing to achieve market penetration. There can be no assurance that we will be successful in developing and/or acquiring and marketing, on a timely basis, fully functional product enhancements or new products that respond to these and other technological advances by others, or that our new products will be accepted by customers. An inability to successfully develop products could have a material adverse effect on our business, results of operations and financial condition.

     Failure to comply with government regulations applicable to our business could result in penalties. Our LMR products are regulated by the Federal Communications Commission. We believe that we are in substantial compliance with all applicable federal regulations governing our operations and we believe that we have obtained all licenses necessary for the operation of our business. Failure to comply with these requirements and regulations or to respond to changes in these requirements and regulations could result in penalties on us such as fines, restrictions on operations or a temporary or permanent closure of our facility. These penalties could harm our operating results and cause a decline of our stock price. In addition, there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations.

     We face intense competition from other LMR manufacturers, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering LMR product lines. The largest producer of LMR products in the world, Motorola, currently is estimated to have in excess of 80% of the market for LMR products. This producer, as well as other of our competitors such as Ericsson, are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in developing and producing LMR products. These advantages may allow them:

     - to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

     - to engage in more extensive research and development;

     - undertake more far-reaching marketing campaigns;

     - more readily able to take advantage of acquisitions and other opportunities;

     - adopt more aggressive pricing policies; and

     - make more attractive offers to potential employees, strategic partners and advertisers.

Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition. See the discussion in "Business -- Competition" for a more complete discussion of competitive factors in our industry.

     We depend on contract and offshore manufacturing. We contract with manufacturers to produce our products and our dependence on a limited number of contract manufacturers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. Although we are seeking additional manufacturing sources, Uniden America Corporation is currently the sole manufacturer of the family of LMR products which we acquired from Uniden. Johnson Matthey Electronic Assembly Services, Inc. produces a significant portion of our other LMR products. Although we have a five year contract with Johnson Matthey and an eighteen month contract with Uniden, if either manufacturer terminates production or cannot meet our production requirements, we may have to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. The lead time required to qualify a new manufacturer could range from approximately two to six months. Despite efforts to do so, we may not be able to identify or qualify new contract manufacturers in a timely manner and these new manufacturers may not allocate sufficient capacity to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative contract manufacturers could cause our business, financial condition and results of operations to suffer.

     We do not have contracts with our suppliers and we have a limited number of suppliers of key components. We do not have contracts with our suppliers. We place purchase orders with our suppliers and have no guaranteed supply arrangements. In addition, our dependence on limited and sole source suppliers of components involves several risks, including a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Disruption or termination of the supply of these components could delay shipments of our products. The lead time required for orders of some of our components is as much as six months. In addition, the lead time required to qualify new suppliers for our components is as much as six months. If we are unable to accurately predict our component needs, or if our component supply is disrupted, we may miss market opportunities by not being able to meet the demand for our products. This may damage our relationships with current and prospective customers.

     Our large quantities of inventory may be difficult for us to sell. Although Johnson Matthey has agreed, as part of its manufacturing contract, to purchase $2.3 million of our raw material inventory over time, we will continue to carry a significant amount of finished goods inventory which may be difficult for us to dispose of over a reasonable period of time. If we are unable to do so, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

     Loss of one or more of our largest customers could hurt our business by reducing our revenues and earnings. Sales to a small number of customers generate a disproportionate amount of our revenue. In the year ended December 31, 1999 and in the quarter ended March 31, 2000, our four largest customers accounted for approximately 32% and 31%, respectively, of our net sales, one of which includes several agencies and departments of the federal government. As is customary in our industry, we generally do not have contracts with our customers which require them to purchase any specified amount of products from us. Therefore, we cannot be sure that these customers will continue to purchase our products at current levels. Significant declines in the level of purchases by one or more of these customers, or the loss of one or more of these customers through industry consolidation, could cause our sales to decline. This could seriously harm our operating results and cause the price of our stock to decline. An adverse change in the financial condition or bankruptcy of any of these customers could result in significant declines in their levels of purchases or the loss of any of these customers, as well as lower margins and difficulty collecting our accounts receivable.

     We depend on large orders with lengthy sales cycles for a significant portion of our revenues. Our quarterly revenues could fluctuate significantly based on whether a large order is closed near the end of a quarter or delayed until the next quarter. Customer orders can range in value from a few thousand to a few million dollars. The length of time between initial contact with a potential customer and sale of a product, or our sales cycle, outside the retail channel is typically complex and lengthy, so it can last from three to nine months. These direct sales also represent our largest orders. Therefore, our revenues for a period are likely to be affected by the timing of larger orders, which makes those revenues difficult to predict. Our revenues for a quarter could be reduced if large orders forecasted for a certain quarter are delayed or are not realized. The cycle factors that could delay or defer an order, include:

     -  time needed for technical evaluations of our products by customers;

     -  customer budget restrictions; and

     -  customer product testing.

     We are subject to risks associated with our reliance on sales to the U.S. Government. For the quarters ended March 31, 2000 and December 31, 1999, approximately 26% and 22%, respectively, of our LMR sales were to agencies and departments of the federal government. There can be no assurance that we will be able to maintain this government business. Our ability to maintain our government business will depend on many factors outside of our control, including competitive factors, changes in government personnel making contract decisions, and political factors. The loss or non-renewal of sales to the U.S. government could have a material adverse effect upon us.

     We depend upon proprietary information. Our success is dependent upon our proprietary information and technology. We rely on a combination of patent, contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information and technology. We have federal trademark registrations for the names "Wilson," "Utili-com," "Citicom," "Mini-com," "Regency Electronics" and "Force Communications." In addition, we have world-wide nonexclusive licenses to use the federal trademarks "Uniden" and "ESAS." We currently own 18 United States patents with expiration dates out to the year 2001. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our proprietary information. Although we believe that our patent rights and trademark protection should prevent another party from manufacturing and selling competing products, there can be no assurance that the steps we have taken to protect our technology will be successful. The patents issued to us may not be adequate to protect our proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying our technology, designing around the patents we own or otherwise obtaining and using our products, designs or other information. These patents also expire within the next eighteen months. In addition, patents may not issue under future patent applications, and the patents issued under such patent applications could be invalidated, circumvented or challenged. It may also be particularly difficult to protect our products and intellectual property under the laws of certain countries in which our products are or may be manufactured or sold.

     Although we believe our products and technology do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, infringement claims may increase. Any such claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Any successful infringement claim could have a material adverse effect upon our business, results of operations and financial condition.

     We currently have indemnification obligations to others. Certain of our agreements, including the agreements pursuant to which we bought the LMR products from Uniden America Corporation, require us to indemnify them for any damages they may suffer if third party claims give rise to losses. While, to date, we have not received indemnification claims, we cannot guarantee that there will not be future claims. Any such claim may require us to pay substantial damages, which could cause our business, financial condition and results of operations to suffer.

     Our executive officers and key personnel are critical to our business, and these officers and personnel may not remain with us in the future. Our success is largely dependent on the personal efforts of Richard K. Laird, our President and Chief Executive Officer, David P. Storey, our Executive Vice-President and Chief Operating Officer, William Kelly, our Chief Financial Officer, and Russell Scott Henderson and Thomas L. Morrow, our Senior Vice Presidents. We do not have employment agreements with these individuals, and we cannot be sure that we will retain their services. The loss of any of their services could have a material adverse effect on our operations. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

     Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense, and we are further hindered in our recruiting efforts by the lack of a readily available pool of candidates in West Melbourne, Florida, where we are headquartered. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to attract and retain qualified personnel could cause our business, financial condition and results of operations to suffer.

     Our fluctuating operating results could cause our stock price to fluctuate. We expect that our quarterly operating results will continue to fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors. As a result of these fluctuations and the fact that we have low volume in the trading of our common stock, the market price for our common stock is volatile and has fluctuated significantly to date. The market price of our common stock is likely to continue to be highly volatile and subject to wide fluctuations in response to factors including the following:

     - actual or anticipated variations in our quarterly operating results;

     - future announcements concerning us or our competitors;

     - the announcement or introduction of technological innovations or new products by us or our competitors;

     - changes in product pricing policies by us or our competitors;

     - changes in earnings estimates of us or our competitors by securities analysts;

     - additions or departures of key personnel; and

     - sales of our common stock.

In addition, the securities markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. You may be unable to resell the shares issuable upon exercise of the warrants at or above prices favorable to you.

     We could be subject to class action litigation due to stock price volatility, which, if it occurs, will distract management, result in substantial costs and harm our business. In the past, securities class action litigation has often been brought against public companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could cause serious harm to our business, financial condition and results of operations.

     Our Summit/Gibraltar Loan Agreement imposes various restrictions which affect our operations and limit our ability to pay dividends. Our Summit/Gibralter loan agreement contains numerous financial and operating covenants. These covenants place significant restrictions on our ability to incur additional indebtedness, to pay dividends and other distributions, to repay other obligations, to create liens or other encumbrances, to make investments, to engage in transactions with affiliates, to sell or otherwise dispose of assets and to merge or consolidate with other entities, and will otherwise restrict our corporate activities.

     Defaults under our Summit/Gibraltar loan covenants could cause acceleration of our loan. We cannot give any assurances that defaults will not occur under the Summit/Gibraltar loan agreement or that Summit/Gibraltar will waive defaults if they occur. Our failure to comply with any of the ratios and tests contained in the Summit/Gibraltar loan agreement in the future could result in acceleration of the maturity of the indebtedness under our Summit/Gibraltar loan as well as the maturity of other outstanding debt. To secure our obligations under the Summit/Gibraltar loan agreement, we have granted a first priority pledge of, and security interest in, substantially all of our assets to Summit/Gibralter. If the maturity of our indebtedness were accelerated, we might not have sufficient assets to repay such indebtedness in full.

     If we are not able to borrow funds under our Summit/Gibraltar Loan Agreement, we may have to curtail our operations. Our principal capital requirements are to fund our inventory and other working capital needs to support our growth. We had negative cash flow from operations of $1,040,000 for the quarter ended March 31, 2000, and negative cash flow from operations of $2,319,000 and $14,000 for the years ended December 31, 1999 and 1998. At March 31, 2000, we had approximately $3,500,000 aggregate principal amount outstanding and up to approximately $1,300,000 of additional funds available to us under our Summit/Gibraltar loan agreement. At May 10, 2000, our borrowing availability under Summit/Gibralter loan agreement was approximately $700,000. Our borrowing availability under the Summit/Gibraltar loan agreement depends primarily upon our levels of inventory and receivables. Borrowings under our Summit/Gibraltar loan agreement are subject to the satisfaction of various conditions, including the absence of a material adverse change in our business. When our Summit/Gibraltar loan agreement expires in February 2002, we will need to refinance our loan and/or raise additional funds from new sources. If we are unable to borrow sufficient amounts under the Summit/Gibraltar loan agreement or unable to refinance it, we may be required to significantly curtail or even cease our operations.

     Our involvement in costly litigation could have an adverse affect upon our financial condition. In February 1999, we filed a criminal and civil action in Sao Paulo, Brazil against our dealer located in Brazil for failure to pay for product shipments totaling approximately $1.4 million United States dollars. In 1998, we established a $1.4 million allowance for related accounts receivable. We will continue to pursue all reasonable actions to collect this outstanding debt. In December 1999, the Brazilian dealer filed a civil complaint against us in Miami, Florida. The Brazilian dealer seeks damages of approximately $8 million United States dollars and has alleged, among other claims, that its business was damaged as a result of our withholding product shipments. We have retained counsel to defend this action and believe that we have meritorious defenses. However, the outcome of this action cannot presently be determined. An adverse outcome could have an adverse affect upon our financial condition.

     Control by our primary stockholders will limit your ability to influence the outcome of matters requiring stockholder approval and could discourage potential acquisitions of our company by third parties. As of April 30, 2000, our officers and directors beneficially owned approximately 33.3% of our outstanding common stock, including stock owned by Donald F. U. Goebert, our founder and a current director, who beneficially owns 27.7% of our outstanding common stock. Assuming conversion of our convertible subordinated notes and exercise of the warrants at the $3.25 price, management will beneficially own approximately 27.2% of the outstanding common stock. Accordingly, our management, individually in the case of Goebert, or acting together, may be able to exercise significant influence with respect to the election of our directors, offers to acquire us and other matters submitted to a vote of the stockholders.

     Our articles of incorporation could discourage or prevent potential acquisitions of our company that stockholders may consider favorable. Our articles of incorporation authorize the issuance of 20,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of the holders of our common stock. In addition, preferred stock could be issued, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company which could be beneficial to our stockholders. No shares of preferred stock are outstanding as of the date of this prospectus. Although our board of directors has no present intention to issue any shares of preferred stock, there can be no assurance that it will not do so in the future. In addition, certain provisions of Nevada corporate law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

     Outstanding stock options, warrants and convertible notes may cause dilution to existing stockholders and limit our ability to raise capital. As of March 31, 2000, we had outstanding stock options to purchase an aggregate of 901,666 shares of our common stock at exercise prices ranging from $1.50 to $8.13 per share, 771,666 of which have exercise prices below $4.625 per share (the closing price of our common stock on March 31, 2000). As of March 31, 2000, options to purchase 169,166 shares were vested. If these options are exercised at a time when we otherwise could obtain a price for the sale of shares of our common stock which is higher than the option exercise price per share, then existing shareholders would suffer dilution in the value of their shares of common stock. In addition, we have issued to Simmonds Capital Limited and Janney Montgomery Scott LLC the warrants to purchase 466,153 shares of common stock at a price of $3.25 per share, subject to adjustment. See "Description of Warrants." During the first quarter of 2000, we issued $3,250,000 principal amount of our convertible subordinated notes which may be converted at a price of $3.25 per share, subject to adjustment. The exercise of the options and warrants and/or the conversion of the notes, or the possibility of such exercise or conversion, may impede our ability to seek financing in the future through the sale of additional securities. The exercise of the warrants and options and/or the conversion of the notes will cause substantial dilution to the existing stockholders.

     A large number of our shares are or will be eligible for future sale which could depress our stock price. Sales of substantial amounts of common stock, or the perception that a large number of shares will be sold, could depress the market price of our common stock. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of March 31, 2000, there were 5,090,405 shares of our common stock outstanding (excluding shares issuable upon conversion of the notes and share issuable upon exercise of the warrants and outstanding options). 901,666 shares of our common stock issuable upon exercise of outstanding options are currently registered with the SEC and eligible for sale in the public market. Once the registration statement of which this prospectus is a part becomes effective, 1,000,000 shares issuable upon conversion of our convertible subordinated notes will be eligible for sale in the public market. In addition, 466,153 shares issuable upon exercise of the warrants will be eligible for sale in the public market once the warrants become exercisable. See "Description of Warrants." We are unable to predict the effect that sales of our common stock in the public market may have on the then prevailing market prices of our common stock.

     There is no public market for our warrants and you cannot be sure that an active trading market will develop. There is no public market for our warrants. We do not intend to apply for a listing of the warrants on any securities exchange. We do not know if a public market will develop for the warrants or, if one does develop, that it will be maintained. Accordingly, your investment in the warrants may be an illiquid investment.

     Listing of our common stock on the NASDAQ national market requires continued compliance with listing standards. Our common stock trades on the NASDAQ National Market System. Such trading is conditioned upon our meeting certain standards relating to assets, stock price, stockholder base and market value, as well as certain non-quantitative maintenance criteria established by the NASDAQ National Market System. These eligibility requirements are subject to change from time to time. While we have not yet received any communication from NASDAQ that we are not in compliance with the applicable eligibility tests set forth by the NASDAQ National Market System, if we continue to sustain substantial operating losses and are unable to raise sufficient new capital, our common stock could be delisted from trading on the NASDAQ National Market System. At that time, we might be able to list our common stock on the less liquid NASDAQ SmallCap Market if we meet the criteria of such market. The effects of delisting from the NASDAQ National Market System would include, among other things, less coverage by investment bankers and institutions, the limited release of the market price of the common stock and limited news coverage of our company. These effects could materially adversely affect the trading market, liquidity and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "Forward-Looking Statements" within the meaning of
Section 27a of the securities act and Section 21e of the Exchange Act. All statements other than statements of historical fact are "Forward-Looking Statements." In some cases, these forward-looking statements can be identified by the use of terms and phrases such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue" or the negative thereof or other comparable terminology. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and other sections of this prospectus.

     The forward looking statements in this prospectus, including statements concerning projections of our future results, operating profits and earnings, statements of the plans and objectives of our management for future operations, and statements concerning our proposed new products, are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements.

The risks and uncertainties are more specifically described in "Risk Factors."

     Our forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof. We undertake no obligation to update forward-looking statements or the reasons why actual results may differ.

                                 USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                           PRICE RANGE OF COMMON STOCK

     Our common stock trades on The NASDAQ National Market. Formerly the symbol was "ADGE." Effective January 20, 1998, it was changed to "RELM." The following table sets forth high and low bid information for our common stock for the periods indicated, as reported by The NASDAQ National Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     1998 Quarter Ended                  High                  Low
     ------------------                 ------               ------
     March 31, 1998                     $7.500               $5.750
     June 30, 1998                       5.750                3.063
     September 30, 1998                  4.500                1.000
     December 31, 1998                   2.875                1.125

     1999 Quarter Ended                  High                  Low
     ------------------                 ------               ------
     March 31, 1999                     $2.375               $1.406
     June 30, 1999                       4.000                1.750
     September 30, 1999                  4.500                1.938
     December 31, 1999                   5.688                2.000

     2000 Quarter Ended                  High                  Low
     ------------------                 ------               ------
     March 31, 2000                     $8.125                $2.875

     On May 31, 2000, the reported last sale price of our common stock on The NASDAQ National Market was $2.50 per share. As of May 22, 2000, there were approximately 1,381 shareholders of record of our common stock.

                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, our loan agreement with Summit/Gibraltar prohibits us from paying dividends on our common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:


                                                          (In thousands except
                                                               share data)

Debt:
   Current maturities of long-term debt                          $ 1,546
   Long-term debt, less current maturities                         7,643
                                                                   -----

     Total debt                                                    9,189
Stockholders' equity:
   Preferred Stock, $1.00 par value; 20,000 shares
     authorized; no shares issued and outstanding
   Common Stock, $0.60 par value; 10,000,000 shares
     authorized; 5,090,405 shares issued and
     outstanding                                                  23,248
   Accumulated deficit                                           (16,480)
                                                                 -------
Total stockholders' equity                                         6,768
                                                                 -------
Total capitalization                                             $15,957
                                                                 =======

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (In thousands, except per share data)

     The following selected financial data as of and for each of the five years ended December 31, 1999, have been derived from RELM's audited consolidated financial statements. The selected financial data of RELM as of and for the three months ended March 31, 2000 and 1999, have been derived from unaudited consolidated financial statements included elsewhere in this prospectus and contain all adjustments, consisting only of normal recurring accruals, which RELM believes are necessary for a fair statement of RELM's financial position and results of operations for such periods. The financial information for the three months ended March 31, 2000 may not be indicative of the results that may be expected for the entire fiscal year ending December 31, 2000. The following selected financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes beginning on page F-1 of this prospectus.

                                            Three Months
                                           Ended March 31,                      Year Ended December 31,
                                          -----------------     -------------------------------------------------------
                                           2000       1999        1999       1998         1997        1996        1995
                                          ------     ------     -------    -------      -------     -------     -------
STATEMENT OF OPERATIONS DATA

Net Sales                                 $4,596     $6,465     $22,404    $29,530      $45,376     $47,646     $45,266

Income (Loss) From Continuing                391         55      (2,294)    (4,907)     (11,974)     (1,347)       (533)
Operations

Income (Loss) From                             _          _           _
   Discontinued Operations                                                    (725)      (2,836)     (2,679)      1,645

Extraordinary Gain                             _          _           _        227            _           _           _

                                          -----------------------------------------------------------------------------
Net Income (Loss)                         $  391     $   55     $(2,294)   $(5,405)    $(14,810)    $(4,026)    $ 1,112
                                          ======     ======     =======    =======      =======     =======     =======

Earning (Loss) Per Share From
Continuing Operations (1)                  $0.07      $0.01     $ (0.45)   $ (0.97)      $(2.36)     $(0.26)    $ (0.10)

Earnings (Loss) Per Share From                 _          _           _
   Discontinued Operations (1)                                               (0.15)       (0.56)      (0.52)       0.32

Earnings Per Share From                        _          _           _                       _           _           _
   Extraordinary Item (1)                                                     0.05
                                          -----------------------------------------------------------------------------

Net Earnings (Loss) Per Share (1)         $ 0.07     $ 0.01     $ (0.45)   $( 1.07)     $ (2.92)    $ (0.78)    $  0.22
                                          ======     ======     =======    =======      =======     =======     =======

                                             March 31,                                December 31,
                                          -----------------     -------------------------------------------------------
BALANCE SHEET DATA                         2000       1999        1999      1998         1997        1996         1995
                                          ------     ------     -------    -------      -------     -------     -------
Working Capital                           $7,803     $8,285      $5,676     $6,573      $10,307     $27,008     $29,904

Total Assets                              21,525     26,889      22,853     26,827       31,665      54,028      64,916

Long-Term Debt                             7,643     10,187       9,072      8,755        7,440      15,554      14,906

Total Stockholders' Equity                $6,768     $8,726      $6,377     $8,671      $14,034     $29,214     $32,620

-----------------
(1) Basic and diluted net earnings (loss) per share are the same for all periods presented, except for the three months ended March 31, 2000. Basic earnings per share from continuing operations and basic net earnings per share for the three months ended March 31, 2000 is $0.08.

                           MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to business risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward-looking statements. For a more detailed discussion of these business risks and uncertainties, please see "Risk Factors."

General

     During the past two years, we have been working to shift our focus exclusively to wireless communications and the LMR markets. In 1999, these actions were largely completed with the sale of all of our remaining commercial real estate holdings as well as our electronic components product line.

     The restructuring actions reduced our revenue base in both 1998 and 1999. In response, we have reduced operating and employment expenses. As a result, the gross profit margin percentage has improved significantly from 1998 to 1999, and operating expenses have declined by 28%. Interest expense increased 35% from the previous year because we utilized our revolving credit facility for operating cash requirements.

     In March 2000, we completed aggressive initiatives for revenue growth and to further reduce manufacturing overhead. For revenue growth, we completed the acquisition of certain private radio communications products from Uniden America Corporation. In addition, we have organized into two distinct business units and recruited two seasoned and successful LMR executives to lead aggressive growth campaigns in each. Tom Morrow, Senior Vice President of sales and marketing will be in charge of the government and public safety business. Scott Henderson will lead the industrial and commercial business.

     To further reduce manufacturing overhead and improve margins, we executed an agreement to out-source a portion of our manufacturing activities to a contract manufacturer. Under this agreement, the contract manufacturer employed approximately 69 of our direct manufacturing workforce and will purchase approximately $2.3 million of our related raw material inventory over time. Also, we have sold our 144,000 square foot facility in West Melbourne, Florida. We have leased reduced square footage nearby at a substantially lower cost.

     Research and development spending in 1999 was reduced from the previous year as our new product initiatives were largely completed. Our development of digital products that are compliant with the APCO 25 standard is continuing and is expected to be completed during 2000.

Results of Operations

     As an aid to understanding our operating results, the following tables show items from the consolidated statement of operations expressed as a percent of net sales:

                                              Percent of Net Sales for Year Ended December 31,
                                              1999                 1998                  1997
                                             -----                 -----                 -----
Sales                                        100.0%                100.0%                100.0%
Cost of Sales                                 74.2                  77.4                  86.0
                                             -----                 -----                 -----
Gross Margin                                  25.8                  22.6                  14.0
Selling, General, and
   Administrative Expenses                   (33.5)                (33.4)                (26.7)
Restructuring Charge                           -                     -                    (4.1)
Impairment Loss                                -                    (3.3)                  -
Interest Expense                              (4.8)                 (2.7)                 (2.0)
Other Income                                   2.3                    .2                    .9
                                             -----                 -----                 -----
Pretax Loss
   From Continuing Operations                (10.2)                (16.6)                (17.9)
Income Tax Expense                             -                     -                    (8.5)
                                             -----                 -----                 -----
Loss From Continuing Operations              (10.2%)               (16.6%)               (26.4%)
                                             =====                 =====                 =====

                                                Percent of Net Sales for
                                           Three Months Ended December 31,
                                             2000                   1999
                                             ----                   ----
Sales                                        100.0%                100.0%
Cost of Sales                                 78.5                  69.9
                                             -----                 -----
Gross Margin                                  21.5                  30.1
Selling, General, and
   Administrative Expenses                   (33.2)                (27.4)
Interest Expense                              (6.5)                 (3.8)
Other Income                                  26.7                   0.2
                                             -----                 -----
Net Income                                    8.5%                   0.9%
                                            ======                 =====

Quarter Ended March 31, 2000 Compared With Quarter Ended March 31, 1999

     Net Sales

     Net sales for the three months ended March 31, 2000 decreased approximately $1.9 million (28.9%) compared to the same period for the prior year. Revenues for our core land mobile radio (LMR) products increased approximately $208,000 (4.9%) due to stronger sales in our government and public safety markets. Non-LMR revenues decreased $2.1 million (93.1%) as we exited businesses and discontinued products that performed poorly or did not fit our strategic focus in wireless communications.

     Gross Margin

     Cost of sales as a percentage of net sales increased 8.6%, from 69.9% to 78.5% for the three months ended March 31, 2000 compared to the same period for the prior year. The cost of sales percentage for the prior year was favorably impacted by the sale of commercial real estate totaling $798,000. The book value of the real estate was significantly reduced in periods prior to 1999 as we had increased related valuation allowances to reflect current market projections at the time. Excluding this sale, cost of sales for the prior year was 79.7%.

     Selling, General and Administrative Expenses

     Selling, general and administrative (SG&A) expenses consist of marketing, sales, commissions, engineering, research and development, management information systems, accounting and executive office expenses. For the three months ended March 31, 2000, SG&A expenses totaled $1,526,000 or 33.2% of sales compared to $1,771,000 or $27.4% of sales for the same period in 1999. The decrease in SG&A expenses reflects our actions to reduce spending on SG&A support as we exit certain businesses and discontinue poorly performing products. Furthermore, several new product development projects are largely completed, resulting in lower engineering and research and development (R&D) expenses. Marketing and selling expenses, which are included in SG&A expenses, increased approximately 10% compared to the same period in 1999 as we started selling our new line of commercial products that were acquired from Uniden America Corporation in March 2000.

     Interest Expense

     For the three months ended March 31, 2000, interest expense totaled $298,000 or 6.5% of sales compared with $249,000 or 3.8% of sales for the same period in 1999. We increased our borrowing under our revolving credit facility with Summit/Gibraltar to fund working capital requirements. Also, in March 2000, we completed the private placement of our 8% convertible subordinated notes.

     Other Income

     On March 24, 2000, we completed the sale of our 144,000 square foot facility located in West Melbourne, Florida for $5.6 million. The transaction resulted in a gain of approximately $1.2 million and approximately $1.6 million in cash after related expenses and the satisfaction of the mortgage on the property. We have leased approximately 54,000 square feet of comparable space at a nearby location.

     Income Taxes

     No income tax provision was provided for the three months ended March 31, 2000 or 1999 as we have net operating loss carryforward benefits totaling approximately $12 million at March 31, 2000. We have evaluated our tax position versus the requirements of SFAS No. 109, Accounting for Income Taxes, and do not believe that we have met the more-likely-than-not criteria for recognizing a deferred tax asset and have provided valuation allowances against net deferred tax assets.

Fiscal Year 1999 Compared With Fiscal Year 1998

     Net Sales

     Net Sales for the year ended December 31, 1999 decreased $7.1 million or 24.1% from the prior year. Of the total decrease, $2.3 million is attributed to LMR products, while $4.8 million is attributed to businesses and product lines that have been sold or discontinued.

     The decreases reflect our strategy to focus on wireless businesses and to exit or discontinue products and businesses that do not fit this focus or that perform poorly. Specifically, in 1999, we sold our electronic components business and the remainder of our commercial real estate holdings. Furthermore, we completed our exit from the consumer products and access controls businesses.

     Sales of our Bendix King products in 1999 increased $1.3 million (11.2%) compared to the previous year. This increase was due primarily to the resumption of shipments to the U.S. Army. During 1998, the Army did not take any product shipments from us because of its high product inventory levels at that time.

     Sales of our RELM brand products decreased $3.6 million (45.2%) compared to the previous year. This decrease was due in large part to the default of our Brazilian dealer on amounts due to us totaling $1.4 million. As a result of the default, we discontinued shipments to this dealer. See "Business-Litigation." Shipments to this dealer in the previous year totaled approximately $2.1 million. The decline in sales of RELM brand products are also indicative of our aging product designs in this segment. Our strategy is to modernize and broaden our product offerings through acquisitions and alliances.

     Cost of Sales

     Cost of sales as a percentage of net sales for the year ended December 31, 1999 decreased to 74.2% from 77.4% in the prior year. This decrease was primarily the result of our focus on higher margin LMR products and our discontinuing other less profitable products and product lines.

     Furthermore, a larger percentage of our total LMR net sales were in higher margin Bendix King products. Additionally, we have negotiated more favorable pricing and terms from major suppliers, particularly those in the Pacific Rim. Also, 1999 was the our first full year of operations after the implementation of a company-wide quality program. This program has been instrumental in first-pass yield improvements and cost reductions.

     In continuing to respond to the lower shipments and manufacturing volumes, employment and manufacturing support expenses were significantly reduced during the year. The number of employees decreased by 31 during 1999, while approximately $912,000 of expenses was trimmed.

     Selling, General and Administrative Expenses

     Selling, general, and administrative expenses include commissions, marketing, sales, sustaining engineering, product development, management information, accounting, and executive offices. For the year ended December 31, 1999, SG&A expenses totaled $7.5 million or 33.5% of net sales compared with $9.9 million or 33.4% for the prior year. As a result of our restructuring and the sale or discontinuation of certain businesses and product lines, 16 employees and approximately $1.2 million in expenses were eliminated from the SG&A cost structure. R&D spending was reduced $794,000 compared to the prior year as our major R&D project was largely completed.

     Legal expenses increased during 1999 as a result of defending litigation that was brought against us. Costs for these actions will likely continue in 2000.

     Interest Expense

     Interest expense increased $282,000 for the year ended December 31, 1999 to approximately $1,079,000 from approximately $797,000 for the year ended December 31, 1998. Due to reduced revenues, we increased our borrowing under our revolving credit facility with Summit/Gibraltar.

     Income Taxes

     Income taxes represented effective tax rates of 0% for the years ended December 31, 1999 and 1998. These rates are made up primarily of a 34% effective federal tax rate, the respective state tax rates where we do business, and changes in valuation allowances related to deferred tax assets. Because we believe that we have not met the more-likely-than-not criteria of SFAS No. 109, no tax benefit has been recognized for 1999. We have established valuation allowances against net deferred tax assets.

Fiscal Year 1998 Compared With Fiscal Year 1997

     Net Sales

     Net sales for the year ended December 31, 1998 decreased $15.8 million or 34.9% from the prior year. Of the total decrease, $11.0 million is attributed to LMR products, $2.2 million to commercial real estate, $1.5 million to digital data communications, $1.0 million to access controls, and $0.1 million to electronic components.

     The decreases reflect our strategy to exit non-LMR businesses and to discontinue products and lines that were inadequately profitable. Specifically, we sold our digital data communications business and exited from the access controls and consumer electronics businesses. LMR sales were impacted by the lack of shipments to the United States Army. Throughout the year, the United States Army had inventory quantities that were sufficient to meet its users' requirements. Its inventory was depleted to reorder points late in the year.

     In the fourth quarter of 1998, we introduced our new Bendix King "Gold Series" radio. This radio has been favorably reviewed by our customers, which are primarily public safety and government entities such as the United States Forestry Service.

     During the prior year, as we continued our strategy to exit the commercial real estate business, most of our remaining real estate holdings were sold. Several additional holdings were sold in 1998, although substantially less than in 1997. The selling price of the real estate was approximately the same as its book value.

     Cost of Sales

     Cost of sales as a percent of net sales for the year ended December 31, 1998 decreased to 77.4% from 86.0% in the prior year. This decrease was primarily the result of our focus on higher margin LMR products and discontinuing other less profitable products and product lines. Additionally, under the direction of David Storey, Executive Vice President and Chief Operating Officer, we negotiated more favorable pricing and terms from major suppliers, particularly those in the Pacific Rim. Additionally, Mr. Storey spearheaded the implementation of a comprehensive, company-wide quality program that has resulted in first-pass yield improvements and cost reductions.

     In responding to the lower manufacturing volumes, employment and manufacturing support expenses were significantly reduced during the year. The number of employees decreased by 69, while $1.5 million of expenses was trimmed.

     Selling, General and Administrative Expenses

     Selling, general, and administrative expenses include commissions, marketing, sales, sustaining engineering, product development, management information, accounting, and executive offices. For the year ended December 31, 1998, SG&A expenses totaled $9.9 million or 33.4% of net sales compared with $12.1 million or 26.7% for the prior year. As a result of our restructuring, 37 employees and $3.8 million in expenses were eliminated from the SG&A cost structure. R&D spending, however, was approximately $1.5 million higher than normal levels in order to complete critical product development projects. Also impacting SG&A expenses was a $1.4 million allowance for doubtful accounts for the amounts that are owed to us from Chatral, our Brazilian dealer.

     Interest Expense

     Interest expense decreased $135,000 for the year ended December 31, 1998 to approximately $797,000 from approximately $932,000 during the prior year. Cash flows from the previous sales of discontinued operations resulted in overall lower debt levels during the year.

     Income Taxes

     Income taxes represented effective tax rates of 0% and 47.8% for the years ended December 31, 1998 and 1997, respectively. These rates are made up primarily of a 34% effective federal tax rate, the respective state tax rates where we do business, and changes in valuation allowances related to deferred tax assets. Because we believe that we have not met the more-likely-than-not criteria of SFAS No. 109, no tax benefit provision was recognized for 1998. We have established valuation allowances against net deferred tax assets.

     Discontinued Operations

     We recognized a loss of $725,000 for worker's compensation and product liability claims related to the sale of our former recycled paper manufacturing and specialty manufacturing subsidiaries. As part of the sales of these subsidiaries in 1997, we commissioned various insurance professionals to estimate the related liabilities and established reserves accordingly during the prior year.

     In 1998, with the guidance of risk management consultants, we analyzed all remaining liabilities and negotiated a contract under which the insurance carrier assumes all of the remaining worker's compensation liabilities. In connection with the analysis and contract, we recognized an additional $725,000 of expenses.

Quarterly Results of Operations

                                                                 SELECTED QUARTERLY RESULTS OF OPERATIONS

                                                                               QUARTER ENDED
                                         -----------------------------------------------------------------------------------------
                                         March 31,   Dec. 31, Sep. 30,  June 30,  March 31, Dec. 31,  Sep. 30, June 30,  March 31,
                                         ----------  -------- --------  --------  --------- --------  -------- --------  ---------
                                               2000      1999     1999      1999       1999     1998      1998     1998       1998
                                             ------    ------   ------    ------     ------   ------    ------   ------     ------
Sales                                        $4,596    $3,694   $5,120    $7,125     $6,465   $7,520    $7,228   $7,067     $7,715
Cost Of Sales                                 3,609     3,277    3,762     5,061      4,518    5,872     5,398    5,460      6,134
                                             ------    ------   ------    ------     ------   ------    ------   ------     ------
Gross Profit                                    987       417    1,358     2,064      1,947    1,648     1,830    1,607      1,581
Selling, General & Administrative Expenses    1,526     2,206    1,655     1,876      1,771    4,912     1,987    2,239      1,694
                                             ------    ------   ------    ------     ------   ------    ------   ------     ------
Operating Income (Loss)                        (539)   (1,789)    (297)      188        176   (3,264)     (157)    (632)       113
Other Income (Expense)                          930      (339)      (1)     (111)      (121)    (196)     (439)     (18)       (88)
                                             ------    ------   ------    ------     ------   ------    ------   ------     ------
Net Income (Loss) From Continuing Ops.          391    (2,128)    (298)       77         55   (3,460)     (596)    (650)      (201)
Loss From Discontinued Ops.                       0         0        0         0          0     (725)        0        0          0
Extraordinary Gain                                0         0        0         0          0      227         0        0          0
                                                 --        --       --        --         --     ----        --       --         --
Net Income (Loss) From Continuing Ops.       $  391   ($2,128)   ($298)   $   77     $   55  ($3,958)    ($596)   ($650)     ($201)
                                             ======   =======   ======    ======     ======   ======    ======   ======     ======

                                                                               QUARTER ENDED
                                         -----------------------------------------------------------------------------------------
                                          March 31,  Dec. 31, Sep. 30,  June 30,  March 31, Dec. 31,  Sep. 30, June 30,  March 31,
                                         ----------  -------- --------  --------  --------- --------   ------- --------  ---------
                                               2000      1999     1999      1999       1999     1998      1998     1998       1998
                                             ------     -----    -----    ------      -----    -----    ------    -----      -----
Sales                                         100.0%    100.0%   100.0%    100.0%     100.0%   100.0%    100.0%   100.0%     100.0%
Cost Of Sales                                  78.5%     88.7%    73.5%     71.0%      69.9%    78.1%     74.7%    77.3%      79.5%
                                              -----     -----    -----     -----      -----    -----     -----    -----      -----
Gross Profit                                   21.5%     11.3%    26.5%     29.0%      30.1%    21.9%     25.3%    22.7%      20.5%
Selling, General & Administrative Expenses     33.2%     59.7%    32.3%     26.3%      27.4%    65.3%     27.5%    31.7%      22.0%
                                              -----     -----    -----     -----      -----    -----     -----    -----      -----
Operating Income (Loss)                       (11.7%)   (48.4%)   (5.8%)     2.7%       2.7%   (43.4%)    (2.2%)   (9.0%)      1.5%
Other Income (Expense)                         20.2%    (9.2%)     0.0%     (1.6%)     (1.9%)   (2.6%)    (6.1%)   (0.3%)     (1.1%)
                                              -----     -----    -----     -----      -----    -----     -----    -----      -----
Net Income (Loss) From Continuing Ops.          8.5%    (57.6%)   (5.8%)     1.1%       0.8%   (46.0%)    (8.3%)   (9.3%)     (2.6%)
Loss From Discontinued Ops.                     0.0%      0.0%     0.0%      0.0%       0.0%    (9.6%)     0.0%     0.0%       0.0%
Extraordinary Gain                              0.0%      0.0%     0.0%      0.0%       0.0%     3.0%      0.0%     0.0%       0.0%
                                              -----     -----    -----     -----      -----    -----     -----    -----      -----
Net Income (Loss) From Continuing  Ops.         8.5%    (57.6%)   (5.8%)     1.1%       0.8%   (52.6%)    (8.3%)   (9.3%)     (2.6%)
                                              =====     =====    =====     =====      =====    =====     =====    =====      =====

Liquidity and Capital Resources

     As of March 31, 2000, we had a working capital of $7.8 million compared with $5.7 million as of December 31, 1999. This increase was primarily the result of (i) new product inventory that was part of our acquisition of Uniden's private radio communications product lines, (ii) the successful private placement of $3.25 million aggregate principal amount of our convertible subordinated notes, and (iii) the sale of our 144,000 square foot facility in West Melbourne, Florida. Please see the notes to the condensed consolidated financial statements for further information.

     We have a $7 million revolving line of credit with Summit/Gibraltar. Our Summit/Gibraltar loan agreement requires us to meet various financial ratios and tests. Due to our losses during the fiscal year ended December 31, 1999, we were not in compliance with the financial covenants of this loan agreement at December 31, 1999. Summit/Gibraltar amended the covenants to cure the violations effective as of December 31, 1999. In addition, in the first quarter of 2000, we entered into an amendment to the Summit/Gibraltar loan agreement which amended the financial ratios and tests and, on March 31, 2000, we were in compliance with those amended financial ratios and tests. As of March 31, 2000, there was approximately $3,500,000 aggregate principal amount outstanding under the Summit/Gibraltar loan agreement. As of March 31, 2000, our borrowing availability on this line was approximately $1.3 million. As of May 10, 2000, our borrowing availability was approximately $700,000.

     Capital expenditures for the year ended December 31, 1999 were $681,000. These expenditures were primarily for tooling required to manufacture new products and for manufacturing and test equipment. Capital expenditures for 2000 are expected to be approximately $1.0 million. These expenditures will support the manufacturing of our two new product families and will upgrade old, obsolete equipment. As a result of out-sourcing a portion of our manufacturing activities, equipment with a net book value of approximately $1.1 million will be sold. The current Summit/Gibraltar credit line agreement contains capital expenditure restrictions. We believe that the restrictions will not impact the execution of our capital investment plans. We anticipate that capital expenditures will be funded through operating cash flow and financing sources.

     On March 16, 2000, we completed the private placement of $3.25 million of our convertible subordinated notes. The notes earn interest at 8% per annum, are convertible at $3.25 per share, and are due on December 31, 2004. The notes have not been registered under securities laws and may not be sold in the U.S. absent registration or an exemption. Registration rights have been granted to the note holders. Portions of the proceeds from this private placement were used to acquire the private radio communications product line from Uniden America and to satisfy our delinquent obligation under the mortgage on our West Melbourne, Florida facility. Remaining proceeds were utilized for working capital requirements.

     Inflation and Changing Prices

     Inflation and changing prices have contributed to increases in wage, facility, and raw material costs. Effects of these inflationary related increases were partially offset by increased prices to customers. We believe that we will be able to pass on most of our future inflationary increases to our customers. We are also subject to changing foreign currency exchange rates in our purchase of some raw materials. We employ several methods to protect against increases in cost due to currency fluctuations. It is not always possible to pass on these effects. Competitors in the LMR markets are subject to similar fluctuations.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                               ABOUT MARKET RISKS

     During 1999, we were subject to the risk of fluctuating interest rates in the ordinary course of business for borrowings under our mortgage of our West Melbourne facility. We had entered into an interest rate swap to reduce our exposure to such fluctuations. Under this arrangement, we converted the variable LIBOR-rate into a fixed rate of 8.85%. As of December 31, 1999, the amount outstanding on the mortgage was approximately $3.7 million. In March 2000, we completed the sale of our West Melbourne facility and satisfied our obligations under the terms of the mortgage and the related interest rate swap contract.

                                    BUSINESS
General

     We design and manufacture wireless communication products sold to the LMR markets which consist of two distinct markets;

     - the government and public safety market which includes fire, rescue, law enforcement and emergency medical personnel as well as the military and various agencies of the federal, state, and local government; and

     - the business and industrial and commercial market which includes schools, churches, hotels, construction companies, taxicab companies and airlines.

     Prior to 1999, we had been engaged in various business activities in addition to the LMR manufacturing and distribution business, including the manufacture of electronic components, digital data communications equipment, and commercial real estate. Over the last several years, we have worked to sell or otherwise discontinue our activities in these areas. During 1999, we completed our exit from businesses and products that were outside of our focus on wireless communications. All of the remaining properties owned by our commercial real estate subsidiary were sold during the first and second quarters of 1999. Also, during the third quarter of 1999, we sold RXD, Inc., one of our subsidiaries, which was a distributor of electronics components. We now focus exclusively on the LMR business. See "Business - Discontinued Products and Product Lines."

     You can find more information about us and our products through the Internet at RELM.com. The information provided on our website is not incorporated into this prospectus.

History - Merger of Adage, Inc. into RELM Wireless Corporation

     RELM Wireless Corporation is the resulting corporation from the January 30, 1998 merger of Adage, Inc., a Pennsylvania corporation, into RELM, its wholly owned subsidiary. In light with the relocation of the business activities of Adage out of Pennsylvania to a new headquarters in Florida and the shift of Adage's resources and management to the manufacturing and sale of wireless communications equipment, the board of directors recommended approval of the merger to change the company's state of incorporation and recommended to change its corporate name to a name which is closely identified with wireless communications products. The merger was approved by the shareholders of Adage at its annual meeting held on December 8, 1997.

     Also as a result of the merger, each share of Adage common stock outstanding immediately prior to the merger was converted, effective as of January 30, 1998, into one share of RELM common stock and the trading symbol for the shares was changed from "ADGE" to "RELM."

Industry Overview

     General

     LMR communications were initially used by police departments and then their use was later expanded into other government and public service areas. Over time, advances in technology decreased the cost of LMR products and additional spectrum was allocated for LMR use. Accordingly, commercial enterprises also began recognizing the benefits of and using LMR communications. This industry today is, by some estimates, as large as $7 billion and is dominated by Motorola.

     LMR systems serving commercial users are either conventional or trunked. Conventional systems use a single channel to transmit and receive information. Trunked systems combine multiple channels in such a way that an open channel is selected by the system when a user begins transmitting. Commercial users include hotels, taxis, construction companies, and farms.

     Public safety and government uses include law enforcement, fire, and emergency medical services. While many of these agencies use conventional LMR systems, others are using or planning to use equipment that complies with a specification standard established by the Association of Public Communications Officials (APCO). APCO has established a new standard called Project 25. This standard has been adopted by the U.S. Government. Although agencies are not yet required to purchase Project 25 compliant equipment. We believe that offering Project 25 equipment will be a key to successfully competing in the government and public safety markets.

     Competition in the Industry

     We face intense competition from several companies both domestic and foreign which are currently offering LMR product lines. The largest producer of LMR products in the world, Motorola, currently is estimated to have in excess of 80% of the market for LMR products. Motorola, as well as other of our competitors such as Ericsson, are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in developing and producing LMR products.

     Product Evolution

     The LMR industry is currently experiencing a transition from analog products to digital products. In addition, as discussed above, the Project 25 standards for LMR compatibility have been adopted and the market demand for APCO 25 compliant products is growing rapidly. Digital and APCO 25 compliant products are already being brought to the market by several of our competitors. Although we have several digital products currently in development, the products we are currently selling are analog products.

     Competitive developments are having and will continue to have a significant impact on our business. First, several digital LMR products which have been introduced by our competitors are causing our existing products to become obsolete. Second, several of our competitors have already introduced APCO 25 compliant products.

     We compete in these markets by capitalizing on our strengths, including quality, speed, and customer responsiveness. We believe that we are competitive with regard to these factors.

Description of our Market

     Government and Public Safety

     The government and public safety market includes the fire rescue, law enforcement, emergency medical personnel, as well as various agencies of federal, state, and local government. Most of our sales in this market are made directly to the end-users.

     We offer products to this market under the Bendix King brand name. This product line consists of higher-specification land mobile radios with more complex features and capabilities tailored for professional radio users. The products include mobile radios for mounting in vehicles, portable (hand-held) radios, base stations, and repeaters that enable two-way radios to operate over a wider area. We also manufacture and sell base station components and subsystems which are installed at radio transmitter sites to improve performance by reducing or eliminating signal interference and to enable the use of one antenna for both transmission and reception. Our products and systems for this market use conventional analog technology. There is an increasing demand in this market for digital LMR equipment and systems that are compliant with the APCO 25 specifications. We are currently developing products that are compliant with these specifications and are at least four months away from bringing our APCO 25 compliant products to market.

     Business, Industrial and Commercial

     The business, industrial and commercial market includes businesses of all sizes that require fast, push-to-talk communication among a defined group of users such as hotels, construction companies, schools, taxicab and limousine companies, and airlines. Most of our sales in this market are to original equipment manufacturers and dealers who then resell the products to end-users.

     We offer products to this market under both the RELM and Bendix King brand names. The products include mobile radios, portable radios, base stations, and repeaters. During 1999, we continued design efforts to expand the offerings of our Bendix King line of radios, including our new Aurora family of analog products. The initial manufacturing pilot run of these radios is currently underway.

     In March 2000, we purchased the private radio communications product inventory from Uniden America Corporation. These products primarily serve the business, industrial and commercial segments of the LMR market and will significantly broaden and modernize our product offerings in this market. It is anticipated that these products will be sold under both the RELM and Bendix King radio brand names.

Discontinued Products and Product Lines

     Electronic Components Until September 1999, we marketed electronic components, primarily crystals and clock oscillators to electronic component distributors and original equipment manufacturers through our subsidiary, RXD, Inc. These components were used in various electronic products including computers, scales, keyboards, and toys. We sold this product line in September 1999.

     Digital Data Communications Equipment Until August 1998, we manufactured load management systems for sale to electric utility companies, dealers, and jobbers. A load management system enables its user to limit usage of electricity during peak demand periods. We sold this product line to our former product line manager in August 1998.

     Redgo Properties, Inc. Redgo Properties, Inc. is a one of our wholly owned subsidiaries. Redgo was engaged in developing and managing commercial real estate. In 1995, we decided to discontinue this segment, and in the first and second quarters of 1999, Redgo sold its last two remaining properties.

Sales Information

     The following table summarizes sales information by our major product lines and industries and illustrates our efforts to focus exclusively on our LMR business:

                                                                   $In Millions
                                                     ------------------------------------------
                                                      1999             1998                1997
                                                     -----             -----              -----
LMR - Gov. & Public Safety                           $13.5             $12.3              $22.4
LMR - Bus/Indus/Comm                                   7.0              10.9               11.8
Digital Data Communications                            -                 1.6                3.1
Access Controls                                         .1               1.3                2.3
Electronic Components                                   .9               1.7                1.8
                                                     -----             -----              -----

Total Wireless Communications Equipment               21.5              27.8               41.4
Commercial Real Estate                                  .9               1.7                4.0
                                                     -----             -----              -----

Total                                                $22.4             $29.5              $45.4
                                                     =====             =====              =====

Significant Customers

     In 1996, we were awarded a contract to provide land mobile radios to the United States Army. This contract does not have any specified minimum purchase requirements. We commenced shipping products to the Army in 1997 which totaled $10.4 million, representing 22.9% of total sales for that year. The Army suspended shipments in 1998 because it had inventory that was sufficient to meet its requirements throughout the year. In 1999, we shipped to the Army products which totaled $1.8 million.

     Sales to the U.S. Forestry totaled $3.0 million in 1999 representing approximately 13.4% of our total product revenues.

     Combined sales to all U.S. Government agencies, including the U.S. Forestry, exceeded $5.0 million in 1999 representing in excess of 26% of our total product revenues.

Backlog

     Our order backlog was approximately $1.4 million and $2.5 million as of March 31, 2000 and March 31, 1999, respectively. This included only the current portion of the U.S. Army contract.

Information Relating to Domestic and Export Sales

     The following table summarizes our sales of LMR wireless communications equipment by location of its customers:

                                               $In Millions
                              ----------------------------------------------
                               1999                1998                1997
                              -----               -----               -----
United States                 $20.7               $24.9               $36.9
South America                   -                   2.1                 2.1
Europe                           .7                  .6                 1.7
Other International              .1                  .2                  .7
                              -----               -----               -----
Total                         $21.5               $27.8               $41.4
                              =====               =====               =====

Sales and Marketing and Strategic Relationships

     Sales and Marketing. Our sales and marketing efforts are organized under the direction of two seasoned and successful LMR sales executives to address our two distinct markets. Tom Morrow oversees our sales and marketing initiatives in the government and public safety segment. Scott Henderson overseas sales and marketing in our commercial, business and industrial segment.

     Strategic Relationships. An important element of our business strategy is to develop strategic relationships with industry players that can assist us in the development of new products, provide us with access to leading-edge manufacturing capabilities and market and distribute our products globally. This approach allows us to concentrate our resources on our core competencies of product design and development, reduces our capital requirements and generally provides a high degree of operating leverage. We evaluate potential collaborative arrangements on an ongoing basis and intend to continue to pursue additional strategic relationships.

     The following table illustrates the nature of our strategic relationships:

                            Type of Strategic Relationship
                            ------------------------------------------------------------------------------------------
                                           Cooperative        Technology
Strategic Partner           Investor       Development        Licensor        Supplier     Manufacturer       Customer
-----------------           --------       -----------        ----------      --------     ------------       --------
Uniden America                                  X                  X             X              X                 X
Corporation
Johnson Matthey                                                                  X              X                 X
RACAL                                           X                  X             X

     In March 2000, we formally retained Simmonds Capital Limited to act as our strategic advisor for continued development of our LMR business. In May 2000, we formally retained Janney Montgomery Scott LLC to act as our financial advisor.

Products

     Research and Development

     Our product design and development activities are conducted in West Melbourne, Florida. Our West Melbourne team is primarily responsible for our core research and development activities, including product conceptualization, technical writing, printed circuit board layouts and mechanical engineering. Our engineers and other research and development employees also develop design specifications based on customer requirements and supervise our quality assurance activities. Our research and development team actively assists in the implementation of our product designs, with primary responsibility for applied engineering, production engineering and the supervision of our contract manufacturers. Our team also plays a principal role in coordinating our development activities with our strategic partners. Other activities include debugging and quality assurance. As of May 10, 2000, we employed 12 people who devote all or a substantial portion of their time to research, development and engineering.

     For 1997, 1998, 1999, and the first three months of 2000, our research, development and engineering expenditures were approximately $5.5 million, $2.3 million, $1.5 million and $0.2 million, respectively. We anticipate that we will spend approximately the same amount in 2000 on research and development as we spent in 1999.

     Manufacturing

     In the first quarter of 2000, we completed the final phases of our recent strategy to outsource certain aspects of our manufacturing by selling our West Melbourne manufacturing facility and by entering into a requirements contract with Johnson Matthey Electronic Assembly Services, Inc. ("JMEASI"), a division of Honeywell International, for the manufacture of certain LMR subassemblies. This agreement has a five year term and is automatically renewed for one year terms unless either party gives notice of termination. Under this agreement, JMEASI agreed to purchase during the year 2000 approximately $2.0 million of our related raw material inventories. This represented approximately 69% of our raw materials inventory at May 10, 2000. Also, JMEASI will purchase the raw materials related to the manufacturing of these subassemblies directly from suppliers. We will continue to perform certain manufacturing functions including final testing and assembly.

     Also, in connection with the acquisition of the Uniden LMR product line, we entered into a manufacturing contract with Uniden America Corporation under which Uniden will continue to manufacture that product line. The Uniden contract has an eighteen month term, and production by Uniden began in April 2000.

     We plan to continue to outsource manufacturing for the foreseeable future. This strategy will allow us to focus on our core technological competencies of research, product design and development, and to reduce the substantial capital investment required to manufacture our products. We also believe that our use of experienced, high-volume manufacturers will provide us with greater manufacturing specialization and expertise, higher levels of flexibility and responsiveness, and faster delivery of product than in-house manufacturing. In addition, we hope to seek the advice of our experienced manufacturers with respect to design changes that reduce manufacturing costs or lead times or increase the manufacturing yields and the quality of our finished products.

     Our current dependence on a limited number of manufacturers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yields and costs. See "Risk Factors--We depend on contract and offshore manufacturing."

     To ensure that products manufactured by others meet our standards, our West Melbourne production and engineering team will work closely with our contract manufacturers in all key aspects of the production process. We will establish product specifications, select the components to be used to produce our products, select the suppliers, and negotiate the prices for most of these components. We also will work with our contract manufacturers to improve process control and product design, and conduct periodic, on-site inspections of our manufacturers. In addition, our West Melbourne team will conduct monthly review meetings with our manufacturers to discuss sales forecasts and the procurement of long lead-time parts, production capacities and facilities.

     Sources of Supply

     We rely upon a limited number of both domestic and foreign suppliers of several key products and components used in our products. JK Communications and Eugenia Technologies, the primary foreign suppliers, are located in the Pacific-Rim. We place purchase orders from time to time with these suppliers and have no guaranteed supply arrangements. Our reliance on limited source suppliers involves several risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. In addition, we obtain certain components from a single source. The amount of these components is not material relative to total component and raw material purchases. During the years ended December 31, 1999, 1998, and 1997, our operations have not been impaired due to delays from single source suppliers. However, the absence of a single source component may delay the manufacture of finished products. We manage the risk of such delays by securing second sources and redesigning products in response to component shortages or obsolescence. See "Risk Factors--We do not have contracts with our suppliers and we have a limited number of suppliers of key components."

     Distribution

     Our products sold to the business, industrial and commercial markets are sold primarily to dealers and distributors who resell to end-users. We generally enter into contracts with our dealers and distributors. Our products sold to the government and public safety sectors are sold directly to the end-users.

Intellectual Property

     RELM holds patents and patent licenses covering various land-mobile radio products that are currently marketed. We currently own 18 United States patents. Our patents and patent applications cover various aspects of our technology. These patents have various expiration dates out to the year 2001. It is difficult to precisely assess the importance of the patents and licenses; however, we believe that they enhance our competitive position. In addition, we rely on a combination of contract, copyright, trade secret, and trademark law to protect our intellectual property.

     We have federal trademark registrations for the names "Wilson," "Utili-com," "Citicom," "Mini-com," "Regency Electronics," and "Force Communications." In addition, we have world-wide nonexclusive licenses to use the federal trademarks "Uniden" and "ESAS." See "Risk Factors - We depend upon proprietary information."

     As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our proprietary information. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary rights or that third parties will not independently develop substantially similar products and technology.

Employees

     Under agreements executed simultaneously with the JMEASI manufacturing contract, Johnson agreed to employ, effective upon execution of the agreement on March 24, 2000, approximately 69 members of our direct manufacturing workforce. This represented approximately 39% of our workforce at that time. Accordingly, as of May 5, 2000, we had 102 full-time employees employed primarily at our West Melbourne, Florida facility, including 12 employees engaged in research and development, 15 engaged in sales, marketing and order entry and 15 engaged in general and administrative activities.

     Our employees are not represented by any collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

Seasonality

     Demand for our Bendix King LMR products is typically strongest in the summer season because of the increased forest fire activity during that time.

Properties

     Our corporate and technical headquarters are located in West Melbourne, Florida. In March 2000, we sold our 144,000 square foot office and industrial facility in West Melbourne, Florida. This building was utilized for manufacturing our wireless communications equipment as well as for research and development, engineering and executive offices. Simultaneously with the sale, we entered into a lease with JMEASI for a new facility which is approximately 54,000 square feet of comparable space at a nearby location for all company functions. We completed our move to the new facility at the end of May 2000. The lease has a five year term. Estimated rental, maintenance and tax payments during fiscal year 2000 will be approximately $291,000.

     We also lease a 37,600 square foot facility located in Indianapolis, Indiana that had been used primarily for engineering. In April 1998, we closed this office and move our engineering operations to our West Melbourne, Florida facility. Our efforts to sublease the Indiana facility have been unsuccessful. We will terminate the lease in 2000. A reserve was established in 1997 for the present value of the lease commitment.

     We believe that our existing facilities are adequate to support our existing operations and that, if needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.

Litigation

     On February 14, 1996, the Insurance Commissioner of the Commonwealth of Pennsylvania, in her capacity as statutory liquidator for Corporate Life Insurance Company, filed a complaint against multiple defendants in the Commonwealth Court of Pennsylvania, including RELM and Donald F.U. Goebert (in his capacity as an officer and a director of RELM). The specific claims alleged against RELM and Mr. Goebert are for a preferential transfer, conspiracy and common law fraud arising from a 1987 transaction between RELM and Corporate Investment Company, the parent Company of Corporate Life, pursuant to which RELM and CIC exchanged promissory notes in the amount of $1,700,000. In connection with this transaction, CIC pledged to RELM as security for its note payment obligation its shares of stock of Corporate Life. CIC subsequently defaulted on its note. In 1991, at the demand of the Insurance Commissioner, CIC sold Corporate Life to American Homestead, Inc. and, in connection with such sale, RELM assigned its note receivable from CIC along with the collateral to American. As consideration for this assignment, American agreed to assume RELM's obligations under its note to CIC in the amount of $1,700,000. Accordingly, although the complaint alleges a claim for a preferential transfer, RELM received no payment of funds from CIC. The conspiracy claims are non-specific but pertain to the sale of Corporate Life to American in 1991. Mr. Goebert was an officer and a director of CIC.

     In one of two related actions, in 1994, the Trustee and statutory liquidator of CIC, in connection with the current bankruptcy proceedings of CIC, brought an adversarial proceeding in the United States District Court for the Eastern District of Pennsylvania against RELM, Mr. Goebert and other individuals and entities that were involved in the sale of Corporate Life to American.

     This adversarial proceeding alleges the same claims as in the action brought by the Insurance Commissioner in connection with the note transaction and the sale of Corporate Life. In the other related action, in 1993, two individual creditors of CIC filed a complaint against, among others, RELM and Mr. Goebert in the United States District Court for the Southern District of New York. The specific claims alleged against RELM and Mr. Goebert in the complaint are for fraud, fraudulent conveyance, securities fraud and RICO in connection with the Note Transaction, the sale of Corporate Life and other investments made by CIC in an effort to raise capital for Corporate Life. Each of the above-related matters is in civil suspense. We believe that an adjudication of the action brought by the Insurance Commissioner will in effect resolve both of the related matters on the legal principles of collateral estoppel and/or issue preclusion. We believe that there will be no material adverse effect on our financial position as a result of these actions.

     There are approximately four pending claims against us for personal injury and or property damages alleged to have resulted from the malfunction of a garage door or gate operator. We maintain product liability insurance with coverage of $2,000,000, subject to deductibles ranging from $75,000 to $500,000. During the times that such claims were made, we maintained umbrella coverage extending our insurance coverage for various periods by $3,000,000 to $10,000,000. Additionally, we have established reserves totaling $104,000 at March 31, 2000 for the estimated uninsured liability associated with these claims.

     On February 12, 1999, we initiated criminal and civil proceedings in Sao Paulo, Brazil against our Brazilian dealer, Chatral, for failure to pay for product shipments totaling $1.4 million. Exhaustive negotiations were conducted by our executive management team, resulting in multiple proposals to satisfy the debt. One proposal was accepted by Chatral's principals, including a signed debt confession and promissory notes. As economic conditions in Brazil deteriorated in the next several days, additional disputes arose and Chatral defaulted on the terms of these documents. Subsequent attempts to negotiate were unsuccessful. We are vigorously pursuing all avenues to collect the outstanding balance. Currently, the amount of recovery, if any, is uncertain. Accordingly in 1998, we established a $1.4 million allowance for doubtful accounts. On December 8, 1999, Chatral filed a counterclaim against us that alleges damages totaling $8 million as a result of our discontinuation of shipments to Chatral. We have retained counsel to represent us in these actions. Although we believe that we have defenses of merit, the outcome of this action is uncertain. An unfavorable outcome could have a material adverse effect on our financial condition.

                                   MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors and their ages are as follows:

Name                                Age      Position
----                                ---      --------
Richard K. Laird                    52       President and Chief Executive Officer and Director
William P. Kelly                    43       Vice President Finance and Chief Financial Officer
David P. Storey                     47       Executive Vice President and Chief Operating Officer
Donald F. U. Goebert                63       Chairman of the Board
Buck Scott (1)                      70       Director
Robert L. MacDonald (1)             72       Director
Ralph R. Whitney Jr. (1)            65       Director
James C. Gale (1)(2)                50       Director
George N. Benjamin, III (2)         62       Director

-------------
(1)  Member of the audit committee.
(2)  Member of the compensation committee.

     Each director holds his office until the next annual meeting of the shareholders unless he resigns or is removed or disqualified. Officers are elected by the board of directors and any number of offices may be held by the same person.

     The business experience of our executive officers and directors is set forth below:

     RICHARD K. LAIRD has been our President and Chief Executive Officer and a director since December 1997. From January 1994 to December 1996, he was the Executive Vice President and Chief Operating Officer of Antec Corp. (communications electronics). From 1983 to 1994, he was Chairman and CEO of Keptel Inc. (communications electronics).

     WILLIAM P. KELLY has been our Vice President - Finance and Chief Financial Officer since July 1997. From October 1995 to June 1997, he was Vice President - Finance and Chief Financial Officer of our subsidiary, RELM Communications, Inc. From January 1993 to October 1995, he was the Financial Director of Harris Corp. Semiconductor Sector (semiconductor manufacturer).

     DAVID P. STOREY has been our Executive Vice President and Chief Operating Officer since June 1998. From January 1994 to June 1998, he was Senior Vice President of Manufacturing of Antec Corp. (communications electronics).

     DONALD F. U. GOEBERT has been our Chairman of the Board (and a director of our predecessor) since March 1968. He was the President of our predecessor from March 1968 to October 1988, and our President and Chief Executive Officer from April 1993 to December 1997. He has been President of Chester County Fund, Inc. since 1968. Mr. Goebert is a director of Investors Insurance Group, Inc.

     BUCK SCOTT has been a director (and a director of our predecessor) since 1980. Mr. Scott has been a private investor since January 1995. Mr. Scott was the President of Electrical Energy Enterprises, Inc. from 1991 through 1994.

     ROBERT L. MACDONALD has been a director since February 1991. He is retired. From 1953 to 1993, he was a director of Financial Aid Wharton Graduate Division and Lecturer in Management, Wharton School, University of Pennsylvania.

     RALPH R. WHITNEY JR. has been a director since January 1992. Since January 1971, Mr. Whitney has been the President and Chief Executive Officer of Hammond Kennedy Whitney & Co., Inc. (private investor). Mr. Whitney holds a directorship in IFR Systems, Inc., Excel Industries, Inc., Baldwin Technology Co., Inc., Control Devices, Inc., and Selas Corp. of America.

     JAMES C. GALE has been a director since October 1993. Since September 1998, Mr. Gale has been the Managing Director of Sanders, Morris and Mundy. From 1991 to 1998, Mr. Gale was the Managing Director of Gruntal & Co., LLC (investment banking and management). Mr. Gale is a director of Latshaw Enterprises, Inc., and Premium Research Worldwide Ltd.

     GEORGE N. BENJAMIN, III has been a director since January 1996. President and CEO of BICC Cables Corp. since September 1998; President, BICC Brand-Rex Co. and Vice President, BICC Cables Corp. since June 1997; Management Consultant and Partner in Trig Systems, LLC since July 1987; President and CEO of Tie Communications, Inc. from April 1992 to November 1995; Group Vice President of The Marmon Group, Inc. prior to April 1992.

Key Employees

     Other key personnel and their ages are as follows:

Name                             Age      Position
----                             ---      --------
Thomas L. Morrow                 49       Senior Vice President/Director - Government and
                                            Public Safety Sales and Marketing

Russell Scott Henderson          49       Senior Vice President - Commercial, Business and
                                            Industrial Sales and Marketing


     RUSSELL SCOTT HENDERSON has been our Senior Vice President - Commercial, Business and Industrial Sales and Marketing since December 1999. From July 1998 to December 1999, he was a principal at Bottom Line Results (a management consulting company). From April 1997 to July 1998, Mr. Henderson was Vice President of Sales and Marketing at Intek Global Corp. (an electronics manufacturing company). From May 1996 to April 1997, he was Vice President International Sales at EF Johnson Company (a LMR manufacturing company). From May 1995 through May 1996, Mr. Henderson was Vice President of Sales and Marketing at Uniden America Corporation and from October 1978 to May 1995, he was Senior Vice President of Sales and Marketing for Midland International Corporation.

     THOMAS L. MORROW has been our Senior Vice President and Director - Government and Public Safety Sales and Marketing since December 1999. From 1997 to December 1999, he was the owner of Tomorrow Sales and Marketing Alternatives. From 1996 to 1997, he was Vice President World Wide Systems at E.F. Johnson Company. From 1995 to 1996, he was Senior Vice President North America Operations at Stanilite Pacific, LTD. From 1993 to 1995, he was Territory Manager at Motorola, Inc.

Board of Directors and Committees

     Pursuant to our articles of incorporation and by-laws, and in accordance with the Nevada General Corporation Law, our board of directors consists of seven directors or such greater or lesser number as may be fixed from time to time by the board of directors.

     Our board of directors has a compensation committee and an audit committee. We do not have an executive committee or nominating committee. Our board of directors held five meetings in fiscal 1999 and each of the directors attended at least 75 percent of the aggregate number of meetings of the board of directors and committees (if any) on which he served.

     Messrs. Gale and Benjamin served as members of the compensation committee during 1999. The primary function of the compensation committee is to review and determine compensation for our principal executive officers. The compensation committee also administers our 1996 Stock Option Plan for Non-Employee Directors and our 1997 Stock Option Plan and grants option awards under those plans. The compensation committee did not hold any meetings during 1999.

     Messrs. Scott, MacDonald, Whitney and Gale served as members of the audit committee during 1999. The primary function of the audit committee is to review the scope and results of the annual audit, to monitor internal accounting procedures and to address certain other questions of accounting policy. The audit committee held two meetings during 1999.

Director Compensation

     During 1999, we paid to each of our non-employee directors meeting fees of $1,000 for attendance at each board meeting and $500 for attendance at each meeting of any committee of the board of directors which is not held in conjunction with a meeting of the board. Beginning with the 1997 fiscal year, as a result of approval by the shareholders of the 1996 Non-Employee Director Stock Option Plan, compensation for non-employee directors was modified to provide for the grant of stock options in lieu of a quarterly retainer for service as a director. Also, pursuant to the terms of the plan, beginning in 1997, a grant of a stock option for the purchase of 5,000 shares is made to each non-employee director on the date of each annual meeting of shareholders at which that person is elected or reelected as a director (or if the annual meeting has not been held by June 30 of that year the grant is made as of June 30th of that year to each of the persons qualifying and who has been a non-employee director for at least three months). Those options are granted at an exercise price equal to the fair market value of our common stock on the date of grant, become fully exercisable eleven months after the date of grant or, if earlier, upon a change of control as defined in the 1996 Director Plan and expire five years from the date of grant or earlier in the event service as a director ceases. Options were granted to our non-employee directors as of June 30, 1998 at an exercise price of $3.06 per share and as of June 14, 1999 at an exercise price of $2.88 per share.

Compensation Committee Interlocks and Insider Participation

     During 1999, the compensation committee of our board of directors was composed of independent, outside directors, Messrs. Gale (Chairman) and Benjamin. As noted above, our compensation program for our executives is administered by the board of directors with the advice and counsel of the compensation committee. As a result, Mr. Laird provides input to the deliberations by the committee and the Board concerning executive compensation. Mr. Laird did not vote as a member of the Board in the Board action which affected his compensation.

     Neither of the compensation committee members is or has been an officer or employee of us or any of our subsidiaries. In addition, neither Gale nor Benjamin has, or has had, any relationship with us which is required to be disclosed under "Certain Relationships and Related Transactions." No RELM executive officer currently serves on the compensation committee or any similar committee of another public company.

Executive Compensation

     The following table sets forth the annual and long term compensation during each of the last three years paid by us to Messrs. Laird, Storey and Kelly, who served as our President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, and Vice President - Finance and Chief Financial Officer, respectively, during 1999. No other executive officer was paid salary and bonus compensation by us which exceeded $100,000 during 1999.

                           Summary Compensation Table


                                                     Annual Compensation             Long-Term Compensation Awards
                              ---------------------------------------------------------------------------------------
                                                                 Other Annual        Securities          All Other
       Name and                             Salary     Bonus     Compensation        Underlying        Compensation
Principal Position            Year            ($)       ($)         ($)(1)           Options(#)           ($)(2)
-------------------           ----         --------     ---      ------------        ----------        -------------
Richard K. Laird              1999         $200,000      -             -               150,000              5,000
President and Chief           1998          232,692      -             -               100,000              2,500
Executive Officer(3)          1997           11,538      -             -               100,000                -

                                                         -
William David P. Storey       1999         $227,770      -             -               145,000              1,957
Executive Vice                1998           98,904      -             -               100,000                -
President and                 1997                -      -             -                  -                   -
Chief  Operating Officer

William P. Kelly              1999         $117,200      -             -                75,000              3,000
Vice President -              1998          115,535      -             -                  -                 3,000
Finance and Chief             1997           96,746      -             -                  -                 2,400
Financial Officer

------------------

(1) The named executive officers did not receive any other annual compensation not categorized as salary or bonus except for perquisites and other personal benefits which in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.

(2)  The amounts shown include employer contributions to RELM's 401(k) plan.

(3) Under the terms of Mr. Laird's employment, he was granted options under our 1997 Stock Option Plan for the purchase of 100,000 shares of common stock upon the commencement of his employment and is to be granted options for additional increments of 50,000 shares six months, twelve months, eighteen months and twenty-four months thereafter. Such options will be granted at the then current market value of the shares. The options granted and to be granted will become exercisable in increments of 25% of the option on the first, second, third and fourth year anniversaries of the date of the grant. In the event of a change in control, as defined in the option agreements, 50% of any otherwise unvested options shall become vested and exercisable. Mr. Laird shall also be eligible to receive a bonus of up to 50% of his salary upon attaining earnings per share and/or share price goals or other performance criteria to be mutually agreed upon with the board of directors.

Stock Option Grants

     The following table contains information concerning the grant of stock options under our 1997 Stock Option Plan to the executive officers named in the Summary Compensation Table above during 1999. In addition, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                              Option Grants in 1999
                                Individual Grants

                                                                                                Potential Realizable
                                                                                               Value at Assumed Annual
                                Number of                                                       Rates of Stock Price
                                Securities         Percent of                                   Appreciation for Option
                             Underlying Options  Total Options     Exercise or                          Term (3)
                                  Granted         to Employees      Base Price   Expiration     -----------------------
Name                              (#) (1)            in 1999          ($/Sh)       Date (2)       5%($)        10%($)
----                         ------------------  --------------    -----------   -----------    ---------     --------
Richard K. Laird                   50,000             13.5%           $3.00        03/15/09     $ 42,000      $ 92,000
                                   50,000             13.5%           $2.63        06/01/09     $ 37,000      $ 81,000
                                   50,000             13.5%           $4.25        12/01/09     $ 59,000      $131,000

David P. Storey                   145,000             39.2%           $3.13        08/09/09     $124,000      $278,000

William P. Kelly                   75,000             20.3%           $3.13        08/09/09      $64,000      $144,000

----------------
(1) These are options granted under the 1997 Stock Option Plan. Options with respect to 64,000 shares are incentive stock options ("ISOs") under ss.422 of the Internal Revenue Code of 1986, as amended, and options with respect to 36,000 shares are non-qualified stock options. The options are exercisable with respect to increments of 25% of the optioned shares (prorated among the ISOs and the non-qualified options) as of the first, second, third, and fourth anniversaries of the option grant date. These options were granted at fair market value on the date of the grant.

(2) The term of the options is ten (10) years from the date of grant unless terminated earlier due to termination of employment, disability or death.

(3) The potential realizable value of the options granted in 1999 was calculated by multiplying those options by the excess of (a) the assumed market value of common stock, if the market value of common stock were to increase 5% or 10% in each year of the options' 5-year term over (b) the base price shown. This calculation does not take into account any taxes or other expenses which might be owed. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the common stock will appreciate at these assumed rates or at all.

     We do not currently have (and have not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

Stock Option Exercises and Holdings

     The following table sets forth information relating to options exercised during 1999 by each of the executive officers named in the Summary Compensation Table above and the number and value of options held on December 31, 1999 by each of them.

        Aggregate Option Exercises in Fiscal Year Ended December 31, 1999
                        and Fiscal Year-End Option Values


                                                           Number of Securities             Value of Unexercised
                                                          Underlying Unexercised            In-the-Money Options at
                              Shares        Value      Options at Dec. 31, 1999 (#)          Dec. 31, 1999 ($)(1)
                            Acquired on     Realized   -----------------------------     -----------------------------
Name                        Exercise (#)      ($)      Exercisable     Unexercisable     Exercisable     Unexercisable
----                        ------------    -------    -----------     -------------     -----------     -------------
Richard K. Laird (2)             0            0           75,000          275,000          $20,313          $92,188
David P. Storey (2)              0            0           25,000          220,000          $ 1,625          $ 4,875
William P. Kelly                 0            0            2,500(3)        75,000(2)             0                0

------------------
(1) Total value of unexercised options is based upon the difference between the last sales price of our common stock on the NASDAQ on December 31, 1999, which was $3.125 per share, and the exercise price of the options, multiplied by the number of option shares.

(2)  Options granted under our 1997 Stock Option Plan.

(3)  Options granted under our 1988 Stock Plan.

Employment Agreements

     We do not have any employment agreements with any of our officers or employees.

                             PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management.

     The table below sets forth certain information as of April 30, 2000 regarding the beneficial ownership, as defined in regulations of the Securities and Exchange Commission, of our common stock of (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director of RELM and each of the executive officers named in the Summary Compensation Table above, and (iii) all directors and executive officers as a group. Unless otherwise specified, the named beneficial owner has sole voting and investment power.

                      Beneficial Ownership of Common Stock

Name of Beneficial Owner                                Number of Shares           Percent of Class (1)
------------------------                                -----------------          --------------------
Dimensional Fund Advisors Inc.                             300,933(2)                      5.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Special Situations Private Equity Fund, L.P.,              523,077(3)                      7.9%
MG Advisers L.L.C., Austin W. Marxe, and
David Greenhouse
153 East 53 Street, New York, NY  10022
Donald F.U. Goebert                                      1,411,412(4)(5)                  27.7%
400 Willowbrook Lane
West Chester, PA 19382
Richard K. Laird                                           153,270(6)(7)                   2.9%
Ralph R. Whitney, Jr.                                       45,469(6)                       *
Buck Scott.                                                 35,000(6)                       *
James C. Gale                                               35,000(6)                       *
George N. Benjamin, III                                     22,266(6)                       *
Robert L. MacDonald                                         15,000(6)                       *
David P. Storey                                             25,000(6)                       *
William P. Kelly                                             2,500(6)                       *
All executive officers and directors as a                1,744,917(4)(5)(7)(8)            33.3%
group (10 persons)

-----------------
*    Less than 1%

(1) Based upon 5,090,405 outstanding shares as of April 30, 2000, and, with respect to each holder of options exercisable, or notes convertible, within 60 days of April 30, 2000, the shares issuable under such instruments.

(2) According to the Schedule 13G filed by Dimensional Fund Advisors Inc. (the "Reporting Person") dated February 9, 2000, the Reporting Person had sole voting power and sole investment power with respect to all of the reported shares, and all of the reported shares were owned by advisory clients of the Reporting Person. The Reporting Person disclaims beneficial ownership of the reported shares.

(3) Special Situations Private Equity Fund, L.P. (SSPEF), and MG Advisers L.L.C. ("MG"), its general partner, are deemed to have sole power to vote or to direct the vote and to dispose or to direct the disposition of 523,077. Austin W. Marxe ("Marxe") and David Greenhouse ("Greenhouse") are deemed to have shared power to vote or dispose of the shares by virtue of being executive officers of MG. A Schedule 13G filed by SSPEF, MG, Marxe and Greenhouse with the Securities and Exchange Commission on April 11, 2000 is the source of this information.

(4) Includes 90,942 shares owned by Chester County Fund, Inc., the majority shareholder of which is Mr. Goebert, and 60,000 shares owned by a partnership controlled by Mr. Goebert.

(5) Includes 23,366 shares held in a custodial account for RELM's Employee Stock Purchase Program, of which Mr. Goebert is a custodian, and 789 shares held in a Trust under RELM's 401(k) plan, of which Mr. Goebert is a Trustee.

(6) Share ownership of the following persons includes shares subject to immediately exercisable options or options exercisable within 60 days of April 30, 2000, as follows: for Mr. Laird -112,500 shares; for Mr. Whitney -15,000 shares; for Mr. Scott -15,000 shares; for Mr. Gale -15,000 shares; for Mr. Benjamin -19,166 shares; for Mr. MacDonald -15,000 shares; for Mr. Storey -25,000 shares; and for Mr. Kelly -2,500 shares.

(7) Includes 15,385 shares of RELM common stock issuable upon conversion of $50,000 principal amount of convertible subordinated promissory notes which are beneficially owned by Mr. Laird.

(8) Includes an aggregate of 219,166 shares subject to immediately exercisable options or options exercisable within 60 days of April 30, 2000 held by executive officers and directors as a group.

     Certain Relationships and Related Transactions

     None

                          DESCRIPTION OF CAPITAL STOCK
General

     Our authorized capital stock consists of 10,000,000 shares of common stock, $0.60 par value, and 20,000 shares of preferred stock, $1.00 par value. The following description of our capital stock is not complete and is qualified in its entirety by our articles of incorporation and by-laws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Nevada law.

Common Stock

     As of May 31, 2000, there were 5,090,405 shares of common stock outstanding that were held of record by approximately 1,381 stockholders.

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to any preferential rights of preferred stockholders, the holders of our common stock are entitled to receive dividends on a pro rata basis, if any, declared from time to time by the board of directors out of legally available funds. We have never paid dividends in the past and do not intend to do so in the future. In the event of our liquidation, dissolution or winding up, subject to any preferential rights of preferred stockholders, the holders of our common stock are entitled to share on a pro rata basis in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are, and the shares of our common stock to be issued upon conversion of the notes and exercise of the warrants will be, fully paid and nonassessable.

Preferred Stock

     Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000 shares of our preferred stock in one or more series and to fix the rights and privileges of each series. These rights may include dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, and liquidation preferences. The privileges and rights of preferred stock may be greater that those of our common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no plans to issue any preferred stock.

Antitakeover Effects of Various Provisions of Nevada Law and our Articles of Incorporation and By-Laws

     We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in the control or management of RELM.

Nevada Law

     Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

     - any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:

          - an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,

          - an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

          - representing 10% or more of the earning power or net income of the corporation;

     - any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation;

     - the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder;" and

     - transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

An "interested stockholder" is a person who

     - directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation;

     - an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the articles of incorporation are met and either:

     - the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder";

     - the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such; or

     - the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

     Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Sections 78.378-78.379, prohibits an acquiror, under some circumstances, from voting shares of a target corporation's stock after crossing threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it is likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days, unless the acquiror agrees to a later date, after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or by-laws, call some of the acquiror's shares for redemption. Our articles of incorporation and by-laws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares. This amount is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

Articles of Incorporation

     Our articles of incorporation authorize the issuance of 20,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time by our board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of the holders of our common stock. In addition, issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of RELM which could be beneficial to our stockholders. None of these shares of preferred stock are outstanding as of the date of this prospectus. Although our board of directors has no present intention to issue any shares of preferred stock, there can be no assurance that it will not do so in the future.

By-Laws

     Provisions of our by-laws which are summarized below may affect potential changes in control of RELM.

     The by-laws provide the number of directors of RELM shall be established by the board of directors, but shall be no less than one. Between stockholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

     Our by-laws further provide that stockholder action may be taken at a meeting of stockholders. Under Nevada law, action may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Nevada law requires a greater percentage.

     These provisions of our by-laws could discourage potential acquisition proposals and could delay or prevent a change in the control or management of RELM. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of RELM. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares or proxy fights and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

     We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                             DESCRIPTION OF WARRANTS
General

     In May 2000, we issued to Janney Montgomery Scott LLC warrants for 166,153 shares of common stock at a per share exercise price of $3.25, subject to adjustment under certain circumstances. Also in May 2000, we issued to Simmonds Capital Limited warrants for 300,000 shares of common stock at a per share exercise price of $3.25, subject to adjustment under certain circumstances. The warrants are exercisable on the earlier to occur of (a) the approval by our stockholders of a financing plan developed by RELM and Janney, or (b) September 16, 2000. The warrants have a five year term which commences from the date the warrants become exercisable. Warrants that are not exercised prior to the expiration of their term expire.

     The warrants were issued for investment banking and other advisory services provided and to be provided by Janney and Simmonds to RELM.

     We issued the warrants pursuant to two separate warrant agreements. Although Janney and Simmonds entered into separate warrant agreements with RELM, the terms and conditions of each warrant agreement are substantially the same. Therefore, any reference to a warrant agreement herein shall mean both the Janney and Simmonds warrant agreement.

     We are registering our warrants for resale under the registration statement of which this prospectus forms a part. The following description is a summary of material provisions of our warrants. This summary is not complete and we qualify it in its entirety by reference to the form of warrant agreement and form of warrant certificate attached to the warrant agreement. We urge you to read the form of warrant agreement and the form of warrant certificate because they, and not this description, define the rights of a holder of our warrants. We have filed copies of the form of warrant agreement and the form of warrant certificate as exhibits to the registration statement of which this prospectus is a part.

Exercise Rights

     In order to exercise all or any of the warrants represented by a warrant certificate, the holder thereof is required to surrender to us the warrant certificate, a duly executed copy of a subscription form and payment in full of the exercise price for each share of common stock or other security as to which a warrant is being exercised. The warrant agreement also contains provisions permitting a cashless exercise of the warrants. Upon the exercise of any warrant in accordance with the terms of the warrant agreement, we will transfer promptly to the holder of such warrant, or such other person as directed in writing by the holder of the warrant, appropriate evidence of ownership of our common stock which such holder or person is entitled, including, any cash payable to adjust for fractional interests issuable upon such exercise. Holders of warrants will be able to exercise their warrants only if a registration statement relating to the underlying common stock is then effective under, or the exercise of such warrants is exempt from the registration requirements of, the Securities Act. See "Registration Rights."

     If the following events occur prior to exercise of the warrants or their expiration date:

     - our issuance of shares of common stock as a dividend or distribution on our common stock;

     - our subdivision or reclassification of our outstanding common stock;

     - our transfer of our property as an entirety or substantially as an entirety to any other company or entity; or

     - our distribution of our assets of our common stock holders as a liquidation or partial liquidation dividend or by way of return of capital;

then, upon the subsequent exercise of our warrants, the holders will receive, in addition to or in substitution for the shares of common stock they would otherwise have received, additional shares of stock, or reclassified shares of stock, or the other securities or property of RELM that they would have been entitled to receive if they had exercised prior to the happening of any of those events.

Adjustment to Exercise Price and Number of Shares Purchasable

     In the event that, prior to the exercise of the warrants, we sell our common stock at a price less than the then exercise price, the exercise price and the number of shares purchasable upon the exercise of the warrant shall be adjusted to limit the dilutive effect on the holders of the warrants. Notwithstanding the foregoing, we will not adjust the conversion price in the following instances:

     - grants of our common stock under our employee stock option or benefit plans;

     - grants of our common stock to hire or retain officers, directors or key employees;

     - grants of our common stock pursuant to the types of transactions described in the immediately preceding paragraph.

     We are not required to adjust the exercise price until the cumulative adjustments require an increase or decrease of at least $0.15 in the exercise price.

     If we make an adjustment to the exercise price, then you may face a constructive distribution taxable as a dividend. See "Certain United States Federal Income Tax Considerations."

No Rights as Stockholders.

     The holders of unexercised warrants are not entitled, as such, to receive dividends or other distributions with respect to our common stock, receive notice of any meeting of our stockholders, consent to any action of our stockholders, or to any other rights as stockholders of RELM.

Reservation of Shares

     We have authorized and reserved for issuance the number of shares of our common stock which shall be issuable upon the exercise of all the warrants. These shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Registration Rights

     We have agreed with the initial purchasers of the warrants to register for resale under the Securities Act, at our expense, the warrants and the shares of our common stock into which the warrants are convertible. We also agreed to provide customary indemnification to the warrant holders in connection with the registration. We will use our reasonable efforts to keep the registration statement effective until the earliest of:

     - May 12, 2002 (two years after the date the warrants were issued); or

     - the date when all the applicable securities have been registered under the Securities Act and disposed of.

     If you hold securities and sell them under the registration statement of which this prospectus forms a part, you will be required to provide certain information with respect to yourself and the specifics of the sale. You will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreement which are applicable to you (including certain indemnification obligations). At least five business days prior to any intended resale you must notify us of such intention and provide us with such information with respect to such holder and the intended distribution as may be reasonably required to amend the shelf registration statement or supplement the prospectus.

     We may suspend the use of this prospectus for limited periods under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events. We will pay all expenses of the registration statement of which this prospectus forms a part and provide each holder that is selling hereunder copies of this prospectus and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the applicable securities. The selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of the securities. See "Plan of Distribution."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

     The following is a general discussion of certain U.S. federal income tax considerations to holders of our common stock and warrants. We have based this discussion upon the Internal Revenue Code of 1986, as amended ("Code"), Treasury Regulations, Internal Revenue Service rulings, notices and announcements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. We cannot assure that the IRS will not challenge one or more of the tax consequences described herein. We have not obtained a ruling from the IRS, nor have we obtained an opinion of counsel, with respect to the U.S. federal income tax consequences of acquiring or holding our common stock or warrants.

     This discussion does not deal with all aspects of U.S. federal income taxation that may be important to you as a holder of our warrants or common stock. This discussion does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information purposes only, and does not purport to address all tax consequences that may be important to you in light of your personal circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also does not purport to address all the tax consequences that may be important to you if you are subject to special rules such as those applicable to:

     - certain financial institutions;

     - insurance companies;

     - tax exempt entities;

     - dealers in securities;

     - persons who hold our common stock as part of a hedging or conversion transaction or straddle; or

     - persons deemed to sell any of our warrants or common stock under the constructive sale provisions of the Code.

     This discussion assumes that you hold our warrants or common stock as capital assets under Section 1221 of the Code.

     For the purpose of this discussion, a "U.S. Holder" refers to any holder of warrants or common stock that is a U.S. person, and a "Non U.S. Holder" refers to any holder of warrants or common stock that is not a U.S. person. The term "U.S. person" means any of the following:

     - a citizen or resident of the United States;

     - a corporation, partnership (or other entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in the United States or any state thereof or the District of Columbia;

     - an estate the income of which is includible in income for U.S. federal income tax purposes regardless of its source; or

     - a trust subject to primary supervision by a court in the United States and control by one or more U.S. persons.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND WARRANTS, INCLUDING EXERCISE OF OUR WARRANTS, AND THE EFFECT THAT YOUR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

Our Common Stock

     Any distribution paid to you with respect to our common stock after an exercise of any of our warrants will constitute ordinary income (subject to a possible dividends received deduction if you are a corporate holder) to the extent made from our current and/or accumulated earnings and profits. The amount of gain or loss you realize on the sale or exchange of common stock will equal:

     (1) the amount you realize on such sale or exchange; minus

     (2) your adjusted tax basis in such common stock.

Such gain or loss will generally be long term capital gain or loss if you have held or are deemed to have held the common stock for more than one year. However, special rules may apply if you originally purchased our warrants at a market discount. In addition, special rules may apply in the case of Non-U.S. Holders. See "--Certain Federal Income Tax Considerations Applicable to Non-U.S. Holders of Common Stock."

Ownership of the Warrants

     Exercise. You will not recognize gain or loss for federal income tax purposes upon exercise of a warrant (except that you will recognize gain to the extent cash is received in lieu of fractional shares). Your initial tax basis in a warrant will be equal to the price you paid for the warrant. Your tax basis in shares of our common stock you acquire upon exercise of a warrant will be equal to the sum of (i) your tax basis in the warrant and (ii) the exercise price. The holding period of the common stock you acquire upon exercise of the warrant will begin on the date you exercise the warrant, unless the warrant is treated as stock for federal income tax purposes. In the event the warrant is treated as stock, the holding period of the common stock you acquire upon exercise will include the period during which you held the warrants.

     Disposition. Your sale, exchange or other taxable disposition of your warrant will result in gain or loss to you in an amount equal to the difference between the amount you realized on such sale, exchange or other disposition and your tax basis in the warrant. The gain or loss generally will be long-term capital gain or loss if you have held the warrant for more than one year at the time of the disposition and the common stock issuable upon your exercise of the warrant would have been a capital asset if acquired by you. In the event the warrants are treated as stock for federal income tax purposes, the sale of warrants to RELM should be governed by the stock redemption provisions of
Section 302 of the Code. In such a case, a redemption of warrants by RELM would be treated as a dividend and taxed as ordinary income to the extent of RELM's current and accumulated earnings and profits, unless, taking into account certain constructive ownership rules, the holder terminated his entire equity interest in RELM or the redemption was "not essentially equivalent to a dividend." In a published ruling, the IRS has indicated that a holder whose actual and constructive stock ownership in an issuer was minimal and who exercised no control over corporate affairs was generally entitled to capital gain or loss treatment upon the redemption of his, her, or its stock so long as his, her, or its percentage stock ownership was thereby reduced.

     Expiration. The expiration of a warrant should generally result in a long-term capital loss to the holder equal to the holder's tax basis in the warrant if the warrant is held by the holder for more than one year at the time of the expiration and the common stock issuable upon exercise of the warrant would have been a capital asset if acquired by him, her, or it.

     Adjustments to Exercise Ratio. Adjustments made to the number of shares that may be acquired upon the exercise of a warrant, or the failure to make such adjustments, may result in a taxable distribution to the holders of warrants pursuant to Section 305 of the Code.

     Adjustments to Exercise Price. The exercise price of our warrants may change under certain circumstances. In such a case, Section 305 of the Code and the Treasury Regulations issued thereunder may treat you as having received a constructive distribution from us whether or not you ever exercise your conversion privilege. If, and to the extent that, the adjustment in the exercise price increases your proportionate interest in the fully diluted common stock, the constructive distribution will be taxed as ordinary income (subject to a possible dividends received deduction if you are a corporate holder) to the extent of our current and/or accumulated earnings and profits. Moreover, common stock holders themselves will generally be treated as having received a constructive distribution if there is not a full adjustment to the exercise price of our warrants to reflect a stock dividend or other event increasing the proportionate interest of the common stock holders in our assets or earnings and profits. In such an event, the constructive distribution will be taxable as ordinary income (subject to a possible dividends received deduction if you are a corporate holder) to the extent of our current and/or accumulated earnings and profits.

Certain Federal Income Tax Considerations Applicable to Non-U.S. Holders of Common Stock

     Sale, Exchange or Redemption of Shares of Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition of shares of our common stock unless:

     (1) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; or

     (2) the Non-U.S. Holder:

     (A) is a nonresident alien individual;

     (B) holds the common stock as a capital asset; and

     (C) is present in the United States for 183 or more days in the taxable year.

     However, a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of warrants or shares of common stock if RELM were to become a "United States real property holding corporation" under the Code. In that case, such Non-U.S. Holder can credit any withholding tax withheld pursuant to the rules applicable to dispositions of a "United States real property interest" against such Non-U.S. Holder's U.S. federal income tax liability, and such Non-U.S. Holder may be entitled to a refund upon furnishing required information to the IRS.

     Dividends on Shares of Common Stock. Generally, any distribution on shares of our common stock to a Non-U.S. Holder will be subject to U.S. federal income tax withholding at a rate of 30% unless:

     (1) the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; or

     (2) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

     If the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, the dividend will be subject to:

     (A) the U.S. federal income tax on net income that applies to U.S. persons generally; and

     (B) with respect to corporate Non-U.S. Holders under certain circumstances, the branch profits tax.

     A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Information Reporting and Backup Withholding

     U.S. Holders. Information reporting and backup withholding may apply to payments of principal, interest or dividends on, or the proceeds from the sale or other disposition of, our warrants or common stock with respect to certain non-corporate U.S. Holders. If you are such a U.S. Holder, then you generally will be subject to backup withholding at a rate of 31% unless, among other conditions, you supply a taxpayer identification number and certain other information, certified under penalties of perjury, to the payer or you otherwise establish an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax liability.

     Non-U.S. Holders. Generally, information reporting will apply to payments of interest on our dividends on our common stock, and backup withholding at a rate of 31% will apply unless the payee certifies that he, she, or it is not a U.S. person or otherwise establishes an exemption. The 31% backup withholding tax will not apply, however, to interest or dividends subject to the 30% withholding tax described above.

     The payment of the proceeds from the disposition of any of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and possible backup withholding, unless the Non-U.S. Holder certifies as to its Non-U.S. Holder status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. Holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is either:

     (1) a U.S. person;

     (2) a controlled foreign corporation for U.S. tax purposes; or

     (3) a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

New Withholding Regulations

     The recently finalized withholding rules referred to above (the "New Regulations") make certain modifications to the withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. We urge you to consult your own tax advisors regarding the New Regulations.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF OUR WARRANTS AND OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS OR REGULATIONS.

                             SELLING SECURITYHOLDERS

Common Stock Issuable Upon Conversion of Notes

         The table below sets forth, as of May 31, 2000, the respective principal amount of our 8% convertible subordinated notes beneficially owned by each selling securityholder, the percentage of notes outstanding held by each selling stockholder, and the common stock issuable upon conversion of the notes which may be sold from time to time by selling securityholders pursuant to this prospectus. This information has been obtained from the selling securityholders.

                                                                 Percent of         Shares of Common         Percent
                                        Principal Amount of        Total          Stock Issuable upon       of Total
                                         Notes Beneficially     Outstanding        Conversion of the       Outstanding
      Name                                      Owned               Notes               Notes (1)           Shares (2)
      ----                              -------------------     ------------      -------------------      ------------
William J. Barrett                            $15,000               .46%                  4,615                  *
Lorraine DiPaolo                              $25,000               .77%                  7,692                  *
Stephen Dulmage                               $50,000              1.54%                 15,385
Herbert M. Gardner                            $25,000               .77%                  7,692                  *
Mary K. Gardner                               $10,000               .30%                  3,077                  *
Russell Scott Henderson                      $100,000              3.08%                 30,769                  *
Steven D. Howard                             $100,000              3.08%                 30,769                  *
JMS LLC Custodian fbo                         $50,000              1.54%                 15,385                  *
   William J. Barrett Keogh
Richard K. Laird                              $50,000              1.54%                 15,385                  *
Ted Markowitz                                 $50,000              1.54%                 15,385                  *
Stuart McGregor                               $50,000              1.54%                 15,385                  *
Omro Investments Ltd.                        $150,000              4.62%                 46,154                  *
Moisha Schwimmer                             $100,000              3.08%                 30,769                  *
Simmonds Capital Limited                     $200,000              6.15%                 61,538              1.19%
Special Situations Private                 $1,700,000              52.3%                523,077              9.32%
   Equity Fund, L.P.
Tropical Cave (Bahamas)                      $500,000             15.38%                153,846              2.93%
   Limited
Brian Usher-Jones                             $50,000              1.54%                 15,385                  *
Richard L. Zorn                               $25,000               .77%                  7,692                  *

---------------
*Less than 1%

(1) Assumes conversion of the full amount of the convertible subordinated notes held by the holder at the initial conversion price of $3.25 per share.

(2) Based upon shares of our common stock outstanding as of May 31, 2000 of 5,090,405 shares. Excludes the 1,000,000 shares of our common stock issuable upon conversion of the notes and 466,153 shares of our common stock issuable upon exercise of the warrants. For purposes of computing the percentage of outstanding shares of common stock held by each person, any security which such person or group of person has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     None of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that (i) Janney Montgomery Scott LLC was retained by us in May 2000 to provide investment banking services and William J. Barrett and Herbert M. Gardner are Senior Vice Presidents of Janney; (ii) Richard K. Laird is our President and Chief Executive Officer; and
(iii) Russell Scott Henderson is our Senior Vice President Commercial, Business & Industrial Sales and Marketing. In addition, in March 2000 Janney assisted in the placement of approximately $1,800,000 of our notes and received a placement fee equal to 5% of the principal amount thereof.

     Because the selling securityholders may offer all or some portion of the above-referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date of our offering in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     None of the selling securityholders have beneficial ownership of any shares of our common stock prior to the date of our offering, other than those shares of our common stock issuable upon conversion of the notes as set forth in the table, and other than Richard K. Laird, our President and Chief Executive Officer, who has beneficial ownership of 153,270 shares of our common stock. See "Security Ownership of Certain Beneficial Owners and Management."

     Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names may sell the securities pursuant to the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

Warrants and Common Stock Issuable Upon Exercise of the Warrants

     The table below sets forth, as of May 31, 2000, the respective amount of warrants beneficially owned and offered hereby by each selling securityholder, the percentage of warrants outstanding held by each selling stockholder, and the common stock issuable upon exercise of the warrants which may be sold from time to time by selling securityholders pursuant to this prospectus. This information has been obtained from the selling securityholders.


                                         Warrants          Percent of      Shares of Common Stock        Percent
                                       Beneficially          Total         Issuable upon Exercise       of  Total
                                        Owned and         Outstanding       of the Warrants and        Outstanding
           Name                       Offered Hereby        Warrants         Offered  Hereby(1)         Shares(2)
           ----                       --------------      -----------      ----------------------      -----------
Janney Montgomery Scott LLC              166,153               36%                166,153                 3.26%
Simmonds Capital Limited                 300,000               64%                300,000                 5.89%

-----------------
(1)  Assumes exercise of the full amount of the warrants held by the holder.

(2) Based upon shares of our common stock outstanding as of May 31, 2000 of 5,090,405 shares. Excludes 466,153 shares of our common stock issuable upon exercise of the warrants and 1,000,000 shares of our common stock issuable upon conversation of the notes. For purposes of computing the percentage of outstanding shares of common stock held by each person, any security which such person or group of person has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     None of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that Janney was retained by us in May 2000 to provide investment banking services, and Simmonds Capital Limited has been providing advisory services relating the development of our LMR business since December 1999 and was formally retained by us in March 2000. In addition, in March 2000, Janney assisted in the placement of approximately $1,700,000 of our convertible subordinated notes and received a placement fee equal to 5% of the principal amount thereof.

     Because the selling securityholders may offer all or some portion of the above-referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date of our offering in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     None of the selling securityholders have beneficial ownership of any shares of our common stock prior to the date of our offering, other than those shares of our common stock issuable upon exercise of the warrants as set forth in the table.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names may sell the securities pursuant to the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     We are registering the warrants and the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants to permit public secondary trading of these securities by their holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities. We will pay all fees and expenses incident to our obligation to register the securities. The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions.

     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions (which may involve crosses or block transactions):

     - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

     - in the over-the-counter market,

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

     - through the writing of options (whether such options are listed on an options exchange or otherwise), or

     - through the settlement of short sales.

     In connection with sales of the securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholder may also sell securities short and deliver securities to close out short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The outstanding common stock is listed for trading on The NASDAQ National Market under the symbol "RELM." We do not intend to apply for listing of the warrants on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the warrants. For more details, see the section "Risk Factors" under the heading "There is no public market for our warrants and you cannot be sure that an active trading market will develop."

     The selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, upon our being notified by a named selling shareholder that a donee or a pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the shelf registration statement of which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed.

     All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We will pay all expenses of the registration of the warrants and common stock, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any.

     We will indemnify the selling securityholders who own warrants against civil liabilities, including certain liabilities under the Securities Act, in accordance with the warrant agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders who own warrants against civil liabilities, including liabilities under the Securities Act, in accordance with the warrant agreement or will be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the warrants and common stock in Canada is being made only on a private placement basis exempt from the requirement that RELM and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are effected. Accordingly, any resale of these securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of these securities.

Representations of Purchasers

     Each purchaser of these securities in Canada who receives a purchase confirmation will be deemed to represent to RELM, the selling stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities law to purchase these securities without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on their remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the United States federal securities laws.

Enforcement of Legal Rights

     All of our directors and officers as well as the experts and the selling stockholders named in this prospectus may be located outside of Canada, and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon RELM or such persons. All or a substantial portion of the assets of RELM and such persons may be located outside of

Canada and, as a result, it may not be possible to satisfy a judgment against RELM or such persons in Canada or to enforce a judgment obtained in Canadian courts against RELM or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any of the securities acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17 a copy of which may be obtained from RELM. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

     Canadian purchasers of these securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in these securities in their particular circumstances and with respect to the eligibility of these securities for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for RELM by Greenberg Traurig, P.A., West Palm Beach, Florida.

                                     EXPERTS

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to RELM and the securities offered hereby, refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; refer in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. You may inspect a copy of the registration statement without charge at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part thereof upon payment of certain fees from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Securities and Exchange Commission's regional offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is www.sec.gov.

     We intend to furnish holders of our common stock with copies of our annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish such other reports as we may determine or as may be required by law.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            RELM Wireless Corporation


Consolidated Financial Statements for the Years ended December 31, 1999, 1998 and 1997
Report of Independent Certified Public Accountants.....................................  F-2
Consolidated Balance Sheets as of December 31, 1999 and 1998...........................  F-3
Consolidated Statements of  Operations for the Years Ended December 31, 1999,
    1998 and 1997......................................................................  F-5
Consolidated Statements of  Stockholders' Equity for the Years
    Ended December 31, 1999, 1998 and 1997.............................................  F-6
Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1999, 1998 and 1997...................................................  F-7
Notes to Consolidated Financial Statements.............................................  F-8

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders
RELM Wireless Corporation

We have audited the accompanying consolidated balance sheets of RELM Wireless Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RELM Wireless Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                             /s/ Ernst & Young LLP

Orlando, Florida
February 18, 2000 except for notes 4 and 16
  as to which the date is March 24, 2000

                            RELM Wireless Corporation

                           Consolidated Balance Sheets
                                 (In Thousands)


                                                                            December 31
                                                                       ---------------------
                                                                         1999          1998
                                                                       -------       -------
Assets
Current assets:
   Cash and cash equivalents                                           $     1       $   464
   Accounts receivable (net of allowance for doubtful accounts of
     $1,672 in 1999 and $1,565 in 1998                                   1,966         3,498
   Inventories                                                          10,211        10,566
   Notes receivable                                                        400           400
   Prepaid expenses and other current assets                               501           239
   Investment securities--trading                                            1           749
   Real estate investments held for sale                                    --            58
                                                                       -------       -------
Total current assets                                                    13,080        15,974

Property, plant and equipment:
   Land                                                                    233           233
   Buildings and improvements                                            4,183         4,183
   Machinery and equipment                                              10,358         9,736
   Accumulated depreciation                                             (6,750)       (5,323)
                                                                       -------       -------
                                                                         8,024         8,829

Notes receivable, less current portion                                   1,295         1,695
Other assets                                                               454           329
                                                                       -------       -------
Total assets                                                           $22,853       $26,827
                                                                       =======       =======

See accompanying  notes.

                            RELM Wireless Corporation

                        (In Thousands, Except Share Data)


                                                                                    December 31
                                                                               ---------------------
                                                                                 1999          1998
                                                                               -------       -------
Liabilities and stockholders' equity Current liabilities:
   Current maturities of long-term liabilities                                 $ 1,807       $ 1,355
   Accounts payable                                                              4,447         4,617
   Accrued compensation and related taxes                                          514         2,547
   Accrued expenses and other current liabilities                                  636           704
   Accrued restructuring liability                                                  --           178
                                                                               -------       -------
Total current liabilities                                                        7,404         9,401

Long-term liabilities, less amounts classified as current liabilities:
  Loans, notes and mortgages                                                     8,281         7,313
  Capital lease obligations                                                        791         1,442
                                                                               -------       -------
                                                                                 9,072         8,755

Commitments and contingencies

Stockholders' equity:
   Common stock; $.60 par value; 10,000,000 authorized shares: issued and outstanding shares 5,090,405 at December 31, 1999 and 5,046,416 at
     December 31, 1998                                                           3,053         3,027
   Additional paid-in capital                                                   20,195        20,221
   Accumulated deficit                                                         (16,871)      (14,577)
                                                                               -------       -------
Total stockholders' equity                                                       6,377         8,671
                                                                               -------       -------
Total liabilities and stockholders' equity                                     $22,853       $26,827
                                                                               =======       =======

See accompanying notes.

                            RELM Wireless Corporation

                      Consolidated Statements of Operations
                        (In Thousands, Except Share Data)


                                                                      Year ended December 31
                                                               ------------------------------------
                                                                 1999          1998          1997
                                                               -------       -------       --------
Sales                                                          $22,404       $29,530       $ 45,376
Expenses:
   Cost of products                                             16,618        22,864         39,003
   Selling, general and administrative                           7,508         9,871         12,099
   Impairment loss                                                  --           961             --
   Restructuring charge                                             --            --          1,872
                                                               -------       -------       --------
                                                                24,126        33,696         52,974
                                                               -------       -------       --------

Operating loss                                                  (1,722)       (4,166)        (7,598)
Other income (expense):
   Interest expense                                             (1,079)         (797)          (932)
   Net gains (losses) on investments                                49          (132)           158
   Other income                                                    458           188            268
                                                               -------       -------       --------
Total other expense                                               (572)         (741)          (506)
                                                               -------       -------       --------

Loss from continuing operations before income taxes             (2,294)       (4,907)        (8,104)
Income tax expense                                                  --            --          3,870
                                                               -------       -------       --------
Loss from continuing operations                                 (2,294)       (4,907)       (11,974)

Discontinued operations:
   Loss from discontinued operations net of taxes                   --          (725)          (266)
   Loss on disposal of discontinued segments net of taxes           --            --         (2,570)
                                                               -------       -------       --------
Loss on discontinued operations                                     --          (725)        (2,836)

Extraordinary:                                                      --           227             --
   Gain on debt forgiveness
                                                               -------       -------       --------
Net loss                                                       $(2,294)      $(5,405)      $(14,810)
                                                               =======       =======       ========
Earnings (loss) per share--basic and diluted:
   Continuing operations                                       $  (.45)      $  (.97)      $  (2.36)
   Discontinued operations                                          --          (.15)          (.56)
   Extraordinary                                                    --           .05             --
                                                               -------       -------       --------
Net loss                                                       $  (.45)      $ (1.07)      $  (2.92)
                                                               =======       =======       ========

See accompanying notes.

                            RELM Wireless Corporation

                 Consolidated Statements of Stockholders' Equity
                        (In Thousands, Except Share Data)


                                            Common Stock            Additional
                                     ------------------------        Paid-In       Accumulated
                                       Shares          Amount        Capital         Deficit           Total
                                     ---------         ------       ----------     -----------        --------
Balances at January 1, 1997          5,129,150         $3,076         $20,500        $  5,638         $ 29,214
   Purchase of common stock            (93,371)           (55)           (315)             --             (370)
   Net loss                                 --             --              --         (14,810)         (14,810)
                                     ---------         ------         -------        --------         --------
Balances at December 31, 1997        5,035,779          3,021          20,185          (9,172)          14,034
   Sale of common stock                 10,637              6              36              --               42
   Net loss                                 --             --              --          (5,405)          (5,405)
                                     ---------         ------         -------        --------         --------
Balances at December 31, 1998        5,046,416          3,027          20,221         (14,577)           8,671
   Other                                43,989             26             (26)             --               --
   Net loss                                 --             --              --          (2,294)          (2,294)
                                     ---------         ------         -------        --------         --------
Balances at December 31, 1999        5,090,405         $3,053         $20,195        $(16,871)        $  6,377
                                     =========         ======         =======        ========         ========

See accompanying notes.

                            RELM Wireless Corporation

                      Consolidated Statements of Cash Flows
                                 (In Thousands)


                                                                   Year ended December 31
                                                            ------------------------------------
                                                              1999          1998          1997
                                                            -------       -------       --------
Cash flows from operating activities
Net loss                                                    $(2,294)      $(5,405)      $(14,810)
Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
     Depreciation and amortization                            1,497         1,344          1,796
     Net (gain) loss on investment securities                   (49)          132           (158)
     Valuation allowance on real estate                          --           961             --
     (Gain) loss on disposal of assets                         (142)           --          2,570
     Deferred income taxes                                       --            --          3,870
     Other                                                       --            --             39
     Changes in current assets and liabilities:
       Accounts receivable                                    1,346         1,881          3,327
       Inventories                                              100           938          3,508
       Accounts payable                                        (170)        2,682         (2,049)
       Other current assets and liabilities                  (2,665)       (3,361)         1,898
       Real estate investments held for sale                     58           814          2,677
       Discontinued segments - working capital charges           --
                                                                               --            545
                                                            -------       -------       --------
Cash provided by (used in) operating activities              (2,319)          (14)         3,213

Cash flows from investing activities
   Purchases of property and equipment                         (681)       (1,368)        (2,694)
   Collections on notes receivable                              400           600             --
   Loans and advances                                            --           (95)            --
   Net cash from sale of subsidiaries                           525            --          7,643
   Proceeds from disposals of assets                             46            --             --
   Proceeds from sale of investment securities                  797            --             --
                                                            -------       -------       --------
Cash provided by (used in) investing activities               1,087          (863)         4,949

Cash flows from financing activities
Repayment of debt and capital lease obligations              (1,973)       (1,184)        (2,248)
Proceeds from debt                                            1,880            --          4,802
Net increase (decrease) in revolving credit lines               862         2,270        (11,071)
Proceeds from issuance of common stock                           --            42             --
Retirement of stock                                              --            --            (31)
                                                            -------       -------       --------
Cash provided by (used in) financing activities                 769         1,128         (8,548)
                                                            -------       -------       --------

Increase (decrease) in cash                                    (463)          251           (386)
Cash and cash equivalents, beginning of year                    464           213            599
                                                            -------       -------       --------
Cash and cash equivalents, end of year                      $     1       $   464       $    213
                                                            =======       =======       ========
Supplemental disclosure
Interest paid                                               $ 1,079       $   797       $  1,266
Income taxes paid                                                --            29             12
Capital lease additions                                          --            --          1,755

See accompanying notes

                            RELM Wireless Corporation

                   Notes to Consolidated Financial Statements

                                December 31, 1999
                        (In Thousands, Except Share Data)

1. Summary of Significant Accounting Policies

Description of Business

The Company's primary business is the designing, manufacturing, and marketing of wireless communications equipment consisting of land mobile radios, utility load management systems, and base station components and subsystems.

Principles of Consolidation

The accounts of the Company and its subsidiaries have been included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated.

Inventory

Inventories are stated at the lower of cost or market, determined by the average cost method.

Investment Securities

Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and carried at fair value, with unrealized gains and losses included in earnings. Realized gains and losses are computed by the specific identification method on a trade-date basis. The classification of investment securities is determined by management at the date of purchase. When the Company subsequently changes its purpose for holding the security, it is transferred among classifications at the fair value at the date reclassified.

Property and Equipment

Property and equipment is carried at cost. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations for the period.

Depreciation is generally computed on the straight-line method using lives of 3 to 20 years on machinery and equipment and 5 to 30 years on buildings and improvements.

Depreciation and amortization expense on property, plant, and equipment for 1999, 1998 and 1997 was $1,497, $1,344 and $1,220, respectively.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Cash Equivalents

Cash and cash equivalents includes time deposits, certificates of deposit and highly liquid marketable securities with original maturities of less than three months.

Revenue Recognition

Sales revenue is recognized as goods are shipped.

Income Taxes

The Company files a consolidated federal income tax return with its subsidiaries in which it owns 80% or more of the outstanding capital stock. The Company follows the liability method of accounting for income taxes.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, accounts receivables and investments. The Company places its cash, cash equivalents, and investments in accounts with major financial institutions. Concentrations of credit risk with respect to accounts receivable are generally diversified due to the large number of customers comprising the Company's customer base. Accordingly, the Company believes that its accounts receivable credit risk exposure is limited.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company's management believes the carry amounts of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximates fair value because of the short-term nature of these financial instruments. The fair value of notes receivable and short-term and long-term debt approximates market, as the interest rates on these financial instruments are market rates. The Company has entered into an interest rate swap to reduce exposure to interest rate fluctuations on its long-term mortgage debt. The interest differential from the swap is recorded as interest expense as incurred.

Advertising Costs

The cost for advertising is expensed as incurred. The total advertising expense for 1999, 1998 and 1997 was $133, $241 and $456, respectively.

Research and Development Costs

Included in selling, general and administrative expenses for 1999, 1998 and 1997 are research and development costs of $1,483, $2,277 and $5,466, respectively.

Stock Based Compensation

The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans.

Earnings (Loss) Per Share

Earnings (loss) per share amounts are computed and presented for all periods in accordance with SFAS No. 128, Earnings per Share.

Comprehensive Income

Pursuant to SFAS No. 130, Reporting Comprehensive Income, the Company is required to report comprehensive income and its components in its financial statements. The Company does not have any significant components of other comprehensive income to be reported under SFAS No. 130. Total comprehensive income (loss) is equal to the net income (loss) reported in the financial statements.

Business Segments

The Company follows SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in reporting segment information and information about products and services, geographic areas, and major customers. The Company has only one reportable business segment.

Impact of Recently Issued Accounting Standard

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Company will be required to implement SFAS No. 133 for the year ending December 31, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of SFAS 133 will have a significant effect on its operations or financial position.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Inventories

Inventory, which is presented net of an allowance for obsolete and slow moving inventory, consists of the following:

                                                   December 31
                                            -------------------------
                                              1999              1998
                                            --------          -------
         Finished goods                      $ 5,065          $ 4,641
         Work in process                       1,645            1,945
         Raw materials                         3,501            3,980
                                             -------          -------
                                             $10,211          $10,566
                                             -------          -------

The allowance for obsolete and slow moving inventory is as follows:

                                               Year ended December 31
                                         ----------------------------------
                                          1999           1998         1997
                                         ------         ------       ------
         Balance, beginning of year      $1,985         $2,805       $  850
           Charged to cost of sales         (12)           137        2,572
           Disposal of inventory            (39)          (957)        (617)
                                         ------         ------       ------
         Balance, end of year            $1,934         $1,985       $2,805
                                         ======         ======       ======

3. Allowance for Doubtful Accounts

The allowance for doubtful accounts is composed of the following:

                                                     Year ended December 31
                                                   -------------------------
                                                    1999        1998    1997
                                                   ------     ------    ----

         Balance, beginning of period              $1,565     $  133    $165
           Provision for doubtful accounts            176      1,514     140
           Uncollectible accounts written off         (69)       (82)   (147)
           Discontinued operations                     --         --     (25)
                                                   ------     ------     ----
         Balance, end of period                    $1,672     $1,565     $133
                                                   ======     ======     ====

4. Debt

Debt consists of the following:


                                                                        December 31
                                                                   --------------------
                                                                     1999         1998
                                                                   -------      -------
Line of credit                                                     $ 4,632      $ 3,770
Note payable to bank, secured by real estate, with monthly
   payments of $24 plus interest at 8.85% through August 2012
   This note was paid in full on March 24, 2000. See Note 16         3,666        3,905
Notes payable to finance company, secured by surety bond,
   with monthly payments of $61 including interest at 6.04%
   through July 2001
                                                                     1,048           --
Notes payable to a third party                                          --          400
                                                                   -------      -------
Total debt                                                           9,346        8,075
Amounts classified as current liabilities                           (1,065)        (762)
                                                                   -------      -------
Long-term debt                                                     $ 8,281      $ 7,313
                                                                   =======      =======

On February 26, 1999, the Company refinanced its revolving credit. The new credit agreement, which was amended for the second time on March 10, 2000, provides for a maximum line of credit of $7,000 reduced by outstanding letters of credit. Included in the $7,000 line is a $500 term loan with monthly principal payments of $8 which commenced on April 1, 1999. The term loan has a balance of $425 at December 31, 1999. Interest on the unpaid principal balance accrues at the prime rate (8.50% at December 31, 1999) plus 1.25%. There is an annual fee of .25% on the line. The credit agreement requires, among other things, maintenance of financial ratios and limits certain expenditures. The line of credit is secured by substantially all of the Company's non-real estate assets and expires on February 26, 2002. At December 31, 1999 and 1998, the Company had $2,368 and $3,230 of availability on the revolving credit facility.

The Company has entered into an interest rate swap related to its $3,666 note to reduce exposure to interest rate fluctuations. Under this arrangement, the Company converted the variable LIBOR-rate debt into 8.85% fixed-rate debt.

On November 17, 1998, an agreement was reached with the third party debtor whereby principal and interest of $227 was forgiven and a new agreement for $500 was signed. The agreement required interest free monthly payments of $50. This debt was paid in full in 1999. The gain on debt forgiveness is classified as an extraordinary item in the 1998 statement of operations.

Maturities of long-term debt for years succeeding December 31, 1999 are as follows:

         2000                                                $1,065
         2001                                                   807
         2002                                                 4,719
         2003                                                   288
         2004                                                   288
         Thereafter                                           2,179
                                                             ------
                                                             $9,346
                                                             ======

5. Leases

The Company occupied certain properties under long-term operating leases, which expire at various dates. Certain of these operating leases were assumed by the buyers of the Company's paper and specialty manufacturing businesses, which were sold in 1997. The Company recorded charges of $345 in 1997 related to the abandonment of certain leases and the write-off of leasehold improvements. Total rental expenses for all operating leases for 1999, 1998 and 1997 were $280, $220 and $397, respectively.

Property, plant and equipment includes equipment purchased under capital leases at December 31 as follows:

                                                    1999         1998
                                                  -------      -------
         Cost                                     $ 3,672      $ 3,672
         Accumulated depreciation                  (2,197)      (1,671)
                                                  -------      -------
                                                  $ 1,475      $ 2,001
                                                  =======      =======

Amortization of equipment under capital leases is included in depreciation expense.

At December 31, 1999, the future minimum payments for the capital leases are as follows:

         2000                                                      $  873
         2001                                                         593
         2002                                                         249
                                                                   ------
         Total minimum lease payments                               1,715
         Less amounts representing interest                          (182)
                                                                   ------
         Present value of net minimum lease payments                1,533
         Less current maturities                                     (742)
                                                                   ------
         Long-term obligations under capital-leases                $  791
                                                                   ======

6. Income Taxes

The provision for income taxes consists of the following:

                                    1999       1998       1997
                                   ------     ------     ------
     Current:
       Federal                     $   --     $   --     $   --
       State                           --         --         --
                                   ------     ------     ------
                                   ------     ------     ------
     Deferred:
       Federal                         --         --      3,309
       State                           --         --        561
                                   ------     ------     ------
                                       --         --      3,870
                                   ------     ------     ------
                                   $   --     $   --     $3,870
                                   ======     ======     ======

The components of consolidated income taxes (benefit) for the years ended December 31 are as follows:

                                                1999         1998         1997
                                               -----        -----        -----
     Federal income taxes (benefit) at
        statutory rates                        (34.0)%      (34.0)%      (34.0)%
     State income taxes (benefit) net of
        federal income tax benefit              (3.6)        (3.6)        (3.5)
     Change in valuation allowance              37.2         37.6         86.0
     Permanent differences and other             0.4           --         (0.7)
                                               -----        -----        -----
     Effective income tax rate                    --%          --%        47.8%
                                               =====        =====        =====

The deferred tax effect of temporary differences between financial and tax reporting at December 31 is as follows:

                                                       1999              1998
                                                     --------          --------
Deferred tax assets:
   Operating loss carryovers                         $ 12,042          $  9,589
   Tax credits                                             49                49
   Asset reserves:
     Bad debts                                            629               589
     Inventory reserve                                    737               940
     Inventory capitalization                             128               128
     Real estate sales                                     --               740
   Accrued expenses:
     Compensated absences                                 100               100
     Health insurance claims                               --               707
     Restructuring accrual                                 21                67
     All other                                             87               105
   Valuation allowances                               (13,066)          (12,212)
                                                     --------          --------
                                                          727               802
Deferred tax liabilities:
   Depreciation                                          (727)             (727)
   Unrealized capital gain                                 --               (75)
                                                     --------          --------
Net deferred tax assets                              $     --          $     --
                                                     ========          ========

In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its balance sheet and does not believe it has met the more likely than not criteria; therefore, the Company has established a valuation allowance in the amount of $13,066 in 1999 and $12,212 in 1998 against its net deferred tax assets.

Part of the federal loss carryforward is attributed to the prior operation of the wireless electronic subsidiary. This loss carryforward is limited to a tax benefit of approximately $320 per year. If unused, the federal and state tax loss carryforward benefit (at current rates) expires in the following years:
2004--$1,177; 2005--$1,436; 2006--$363; 2009--$5; 2010--$81; 2011--$459;
2012--$2,667; 2018--$3,401; 2019--$2,453.

7. Earnings (Loss) Per Share

The following table sets the computation of basic and diluted earnings (loss) per share from continuing operations:


                                                               Year ended December 31
                                                      ------------------------------------------
                                                         1999            1998            1997
                                                      ----------      ----------      ----------
Numerator:
   Net loss (numerator for basic and diluted
     earnings per share)                              $   (2,294)     $   (4,907)     $  (11,974)
                                                      ----------      ----------      ----------
Denominator:
   Denominator for basic and diluted earnings
     per share-weighted average shares                 5,090,405       5,045,459       5,076,438
                                                      ==========      ==========      ==========
Basic earnings (loss) per share                       $     (.45)     $     (.97)     $    (2.36)
                                                      ==========      ==========      ==========
Diluted earnings (loss) per share                     $     (.45)     $     (.97)     $    (2.36)
                                                      ==========      ==========      ==========

Shares related to options are not included in the computation of earnings (loss) per share because to do so would have been anti-dilutive for the periods presented.

8. Stock Option and Other Stock Plans

The Company has two plans whereby eligible officers, directors and employees can be granted options for future purchases of Company common stock at the market price on the grant date. The options, if not exercised within five-year or ten-year periods, expire. Other conditions and terms apply to stock option plans.

The following is a summary of all stock option plans:

                                                     Shares          Option         Weighted
                                                      Under           Price         Average
                                                     Option         Per Share    Exercise Price
                                                    --------       -----------   ---------------
Balance at December 31, 1996                         277,658       $3.61-$6.88        $4.90
   Options granted                                   130,000        4.06- 6.25         5.74
   Options expired or terminated                    (114,135)       3.61- 6.88         4.97
                                                    --------
Balance at December 31, 1997                         293,523        4.00- 6.88         5.28
   Options granted                                   190,000        3.06- 3.50         3.20
   Options exercised                                 (10,637)         4.00             4.00
   Options expired or terminated                     (44,907)       3.06- 6.88         5.94
                                                    --------
Balance at December 31, 1998                         427,979        3.06- 6.88         4.46
   Options granted                                   495,000        1.50- 4.25         3.08
   Options expired or terminated                    (171,313)       3.50- 6.88         4.34
                                                    --------       -----------
Balance at December 31, 1999                         751,666       $1.50-$6.25         3.54
                                                    ========       ===========
Exercisable at December 31, 1999                     155,000       $1.50-$6.25         4.23
                                                    ========       ===========

The weighted average contractual life of stock options outstanding was 8.5 and
2.7 years at December 31, 1999 and 1998, respectively.

At December 31, 1999, 948,334 of unissued options were available under the two plans.

Pro forma information regarding net income or loss is required by SFAS No. 123, Accounting for Stock-Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair values for these options were estimated at the date of grant using the Black-Scholes option-pricing model minimum value method with the following weighted-average assumptions for 1999, 1998 and 1997: expected volatility of 90% (1999), 59% (1998) and 44% (1997); risk-free interest rate of 6%; dividend yield of 0%; and a weighted-average expected life of the options of
3.5 years.

For purposes of pro forma disclosures, the estimated fair value is amortized to expense over the options' vesting period. The Company's pro forma net loss for 1999, 1998 and 1997 was $2,545, $5,520 and $14,835, respectively, or $50, $1.09 and $2.92, respectively, per share. The proforma net loss reflects only options granted after December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS Statement No. 123 is not reflected in the proforma net loss amounts because compensation cost is reflected over the vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered. The weighted average fair value of options granted during 1999, 1998 and 1997 was $2.08, $1.63 and $2.41, respectively. The option price equaled the market price on the date of grant for all options granted in 1999, 1998 and 1997.

9. Significant Customers

Sales to the United States government and to foreign markets as a percentage of the Company's total sales were as follows:

                                       1999         1998         1997
                                       ----         ----         ----

     U.S. government                    26%          24%          32%
     Foreign markets                     1            9           10

10. Pension Plans

The Company sponsors a participant contributory retirement (401k) plan, which is available to all employees. The Company's contributions to the plan is either a percentage of the participants salary (50% of the participants' contributions up to a maximum of 6%) or a discretionary amount. Total contributions made by the Company were $109, $137 and $248 for 1999, 1998 and 1997, respectively.

The Company participated in a multi-employer pension plan through June 16, 1997, the date of sale of its paper manufacturing business. The plan provides defined benefits for those employees covered by two collective bargaining agreements. Contributions for employees are based on hours worked at rates set in the bargaining agreements. If the Company curtailed employment or withdrew from the multi-employer plans, a withdraw liability may be incurred. The buyer of the paper manufacturing business agreed to assume such withdrawal liability, if any. The Company agreed to be secondarily liable if the buyer withdraws from the plan through June 16, 2002. The amount of such liability, if any, cannot presently be determined. Total amounts charged to pension expense and contributed to the multi-employer plan were $70 for 1997.

11. Related Party Transactions

The specialty-manufacturing subsidiary leased its manufacturing and office facility from a corporation controlled by an officer of the Company. This subsidiary was sold on June 4, 1997. Rental payments under this lease were approximately $88 for the period January 1, 1997 through the sale date.

During 1997, the Company's commercial real estate subsidiary sold real estate to an entity that was controlled by the Company's principal shareholder for $1,733. As part of the sale, unsecured notes receivables were established totaling $200. These notes plus interest at 7% were paid in 1998. During 1998, the Company's commercial real estate subsidiary sold real estate to an entity that was controlled by the Company's principal shareholder for $1,056 cash.

12. Restructuring

In 1997, the Company recorded a $1,872 charge related to restructuring. The restructuring consisted of consolidating operations and reducing operating expenses. In consolidating operations, the Company accrued $446 related to the closing of a research and development facility in Indiana and $1,426 relating to the termination of both factory and support employees in Indiana and Florida. In 1998, the Company reduced the liability by $1,694 for lease and severance payments. The remaining liability of $178 at December 31, 1998 related to the remaining lease payments on the Indiana facility. During 1999, the Company completed its transactions related to the restructuring and reduced the liability to zero.

13. Real Estate Assets Held for Sale

The Company sold its remaining real estate assets that were being held for sale during the first and second quarters of 1999. The real estate assets included subdivided units of commercial land, completed residential properties, and commercial properties, and were presented net of valuation allowances of $1,966 at December 31, 1998. The real estate valuation allowance was composed of the following:

                                                    Year ended December 31
                                              ---------------------------------
                                                1999         1998         1997
                                              -------       ------      -------
Balances, beginning of period                 $ 1,966       $1,005      $ 2,920
  Provision for impairment loses                   --          961           --
  Reduction due to sales                       (1,966)          --       (1,915)
                                              -------       ------      -------
Balance, end of period                        $     0       $1,966      $ 1,005
                                              =======       ======      =======

The summarized results of operations of the real estate business are as follows:

                                                    Year ended December 31
                                               -------------------------------
                                                1999        1998         1997
                                               ------      ------      -------

     Sales                                      $ 908      $1,805      $ 3,937
     Cost of sales                                (58)       (851)      (4,006)
     Impairment loss                               --        (961)          --
     Selling, general and administrative
        expenses                                  (60)       (100)        (522)
                                                -----      ------      -------
     Operating income (loss)                    $(790)     $ (107)     $  (591)
                                                =====      ======      =======

14. Discontinued Operations

Paper Manufacturing

On June 16, 1997, the Company sold the assets and certain liabilities of its paper manufacturing business, Fort Orange Paper Co., Inc. (Fort Orange), to the former president of Fort Orange. The purchase price totaled $8,619 and consisted of cash of $6,219 and a note for $2,400. A loss of $2,084 was recorded on the transaction. The note, which totaled $1,600 and $2,000 at December 31, 1999 and 1998, respectively, is receivable over five years in annual payments of $400 for the first four years and $800 in the final year and is secured by the assets of Fort Orange. Interest at 11.5% is receivable quarterly. Summarized results of Fort Orange's discontinued operations for 1997 were as follows:

     Net revenues                                               $10,335
     Operating loss                                                (415)
     Net income from discontinued operations                        335

Specialty Manufacturing

In December 1996, the Company agreed in principal to sell its specialty manufacturing business, Allister Manufacturing Company, Inc. (Allister), to an officer and director of the Company. The sale, which was conditional upon the buyer obtaining the necessary financing, was finalized on

June 4, 1997 for a total purchase price of approximately $1,946 including cash of $1,592 and the assignment of approximately 83,000 shares of common stock of the Company. The book value of the net assets sold were $2,432 at the date of sale. A loss on the sale of $1,832 was recorded in 1996 and an additional loss on sale of $486 was recorded in 1997. Summarized results of Allister's discontinued operations for 1997 were as follows:

     Net revenues                                              $4,332
     Operating profit                                              69
     Net income from discontinued operations                       69

RXD, Inc.

During the third quarter of 1999, the Company sold the assets associated with its subsidiary, RXD, Inc. (RXD), for $525. The assets sold included accounts receivable and inventory valued at $186 and $255, respectively. The gain recorded from the sale is $84 and is included in other income in the statement of operations. The Company's sales for 1999, 1998 and 1997 includes approximately $910, $1,710 and $1,420 of sales generated by RXD.

15. Contingent Liabilities

From time to time, the Company may become liable with respect to pending and threatened litigation, tax, environmental, and other matters.

General Insurance

Under the Company's insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain expected losses related primarily to workers' compensation, physical loss to property, business interruption resulting from such loss and comprehensive general, product, and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. Such estimates utilize certain actuarial assumptions followed in the insurance industry and are included in accrued expenses. The amounts accrued are included in accrued compensation and related taxes in the balance sheets.

Former Affiliate

In 1993, a civil action was brought against the Company by a plaintiff to recover losses sustained on notes of a former affiliate. The plaintiff alleges violations of federal security and other laws by the Company in collateral arrangements with the former affiliate. In response, the Company filed a motion to dismiss the complaint in the fall of 1993, which the court has yet to rule. In February 1994, the plaintiff executed and circulated for signature, a stipulation of voluntary dismissal. After the stipulation was executed the plaintiff refused to file the stipulation with the court. Subsequently the Company and others named in the complaint filed a motion to enforce their agreement with the plaintiff. The court has also yet to rule on that motion.

In a second related action, an adversarial action in connection with the bankruptcy proceedings of the former affiliate has been filed. In response to that complaint the Company filed a motion to dismiss for failure to state a cause of action. Although the motion for dismissal was filed during 1995, the bankruptcy court has not yet ruled on the motion. The range of potential loss, if any, as a result of these actions cannot be presently determined.

In February 1986, the liquidator of the former affiliate filed a complaint claiming intentional and negligent conduct by the Company and others named in the complaint caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. The complaint does not specify damages but an unfavorable outcome could have a material adverse impact on the Company's financial position. The range of potential loss, if any, cannot be presently determined.

Management, with the advice of counsel, believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

Counter Claims

In February 1999, the Company initiated collection and legal proceedings against its Brazilian dealer, Chatral, for failure to pay for 1998 product shipments totaling $1,400. On December 8, 1999, Chatral filed a counter claim against the Company that alleges damages totaling $8,000 as a result of the Company's discontinuation of shipments to Chatral.

In June 1999, the Company initiated collection and legal proceedings against TAD Radio Inc. (TAD) for failure to pay for product shipments totaling $108. On December 30, 1999, TAD filed a claim against the Company for damages estimated to be $400. Generally, the plaintiff contends unfair and malicious conduct in product sales and warranty claim matters. As a result, the plaintiff alleges loss of profits, goodwill, and market share.

Although the Company and its counsel believe the Company has defenses of merit, the outcome of these actions are uncertain. An unfavorable outcome could have a material adverse effect on the financial position of the Company.

16. Subsequent Events

Acquisition of Uniden Land Mobile Radio Product Lines

On March 13, 2000, the Company completed the acquisition of certain private radio communications products from Uniden America Corporation (Uniden) for approximately $1,800. Under the terms of the transaction, the Company acquired certain land mobile radio inventory, certain non-exclusive intellectual property rights, and assumed responsibility for service and technical support. Uniden will continue to provide manufacturing support for certain Uniden land mobile radio products, which will be marketed by the Company.

Private Placement

On March 16, 2000, the Company completed the private placement of $3,250 of convertible subordinated notes. The notes earn interest at 8% per annum, are convertible at $3.25 per share, and are due on December 31, 2004. The notes have not been registered under securities laws and may not be sold in the U.S. absent registration or an exemption. Registration rights have been granted to the note holders. Portions of the proceeds from this private placement were used to acquire the Uniden land mobile radio products. The remaining proceeds will be used for working capital purposes and developing new products.

Sale of West Melbourne, Florida Facility and Completion of Manufacturing
Agreement

On March 24, 2000, the Company completed the sale of its 144 square foot facility located in West Melbourne, Florida for $5,600. The transaction will result in a gain of approximately $1,200 and will provide approximately $1,600 in cash after related expenses and after payoff of the mortgage on the property. The Company will lease approximately 54 square feet of comparable space at a nearby location.

The Company has entered into a contract manufacturing agreement for the manufacture of certain land mobile radio subassemblies. Under this agreement, the contract manufacturer employed approximately sixty-nine of the Company's direct manufacturing workforce and purchased approximately $2,400 of the Company's raw materials inventory.

        INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2000 and 1999 (Unaudited)

Condensed Consolidated Balance Sheets as of March 30, 2000 and December 31, 1999... F-24
Condensed Consolidated Statements of Income for the Three Months Ended
     March 31, 2000 and 1999....................................................... F-26
Condensed Consolidated Statements of Cash Flows for the Three Months Ended
     March 31, 2000 and 1999....................................................... F-27
Notes to Condensed Consolidated Financial Statements............................... F-28

                            RELM WIRELESS CORPORATION

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                  March 31,        December 31,
                                                    2000               1999
                                                 -----------       ------------
                                                 (Unaudited)       (see Note 1)
ASSETS
Current assets:
     Cash and cash equivalents                     $   185           $     1
     Accounts receivable, net                        2,051             1,966
     Inventories                                    11,627            10,211
     Notes receivable                                  400               400
     Prepaid expenses and other current                654               501
     Investment securities - trading                    --                 1
                                                   -------           -------
                                                    14,917            13,080
Total current assets

Property and equipment, net                          4,119             8,024
Notes receivable                                     1,291             1,295
Debt issuance costs, net                               752                --
Other assets                                           446               454
                                                   -------           -------
Total assets                                       $21,525           $22,853
                                                   =======           =======

See notes to condensed consolidated financial statements

                            RELM WIRELESS CORPORATION

                      Condensed Consolidated Balance Sheets
                        (In thousands except share data)


                                                                        March 31,       December 31,
                                                                          2000              1999
                                                                       -----------      ------------
                                                                       (Unaudited)      (see Note 1)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Current maturities of long-term liabilities                        $  1,546          $  1,807
     Accounts payable                                                      3,084             4,447
     Accrued compensation and related taxes                                  421               514
     Accrued expenses and other current liabilities                        1,004               636
     Common stock and common stock warrants payable                        1,059                --
                                                                        --------          --------
Total current liabilities                                                  7,114             7,404

Long-term liabilities:
     Loan, notes and mortgages                                             3,733             8,281
     Convertible subordinate notes                                         3,250                --
     Capital lease obligations                                               660               791
                                                                        --------          --------
                                                                           7,643             9,072

Stockholders' equity:
     Common stock; $.60 par value; 10,000,000 authorized shares
     5,090,405 issued and outstanding shares
     Additional paid-in capital                                            3,053             3,053
     Accumulated deficit                                                  20,195            20,195
                                                                         (16,480)          (16,871)
                                                                        --------          --------
Total stockholders' equity                                                 6,768             6,377
                                                                        --------          --------
Total liabilities and stockholders' equity                              $ 21,525          $ 22,853
                                                                        ========          ========

See notes to condensed consolidated financial statements.

                            RELM WIRELESS CORPORATION

                   Condensed Consolidated Statements of Income
                                   (Unaudited)
                      (In thousands except per share data)


                                                           Three Months Ended
                                                    ---------------------------------
                                                    March 31, 2000     March 31, 1999
                                                    --------------     --------------
Sales                                                  $ 4,596            $ 6,465
Expenses
     Cost of sales                                       3,609              4,518
     Selling, general & administrative                   1,526              1,771
                                                       -------            -------
                                                         5,135              6,289
                                                       -------            -------
Operating income (loss)                                   (539)              (176)

Other income (expense):
     Interest expense                                     (298)              (249)
     Gain on sale of facility                            1,165                 --
     Net gains on investments                               --                 48
     Other income                                           63                 80
                                                       -------            -------
Net income                                             $   391            $    55
                                                       =======            =======
Earnings per share-basic                               $  0.08            $  0.01
                                                       =======            =======
Earnings per share-diluted                             $  0.07            $  0.01
                                                       =======            =======

See notes to condensed consolidated financial statements.

                            RELM WIRELESS CORPORATION

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)
                                 (In thousands)


                                                              Three Months Ended
                                                      ----------------------------------
                                                      March 31, 2000      March 31, 1999
                                                      --------------      --------------
Cash used by operations                                  $(1,040)            $(2,314)

Investing activities:
     Cash paid for Uniden product line                    (2,016)                 --
     Property and equipment purchases                        (94)               (246)
     Proceeds from disposals of assets                     5,208                  --
     Proceeds from sale of marketable securities              --                 748
     Other                                                     4                 (55)
                                                         -------             -------
     Cash provided by investing activities                 3,102                 447

Financing activities:
     Net change in line of credit                         (1,141)                627
     Proceeds from long term debt                          3,250               1,065
     Payment of long term debt                            (3,799)               (260)
     Payment of debt issuance costs                         (188)                 --
                                                         -------             -------
Cash provided (used) by financing activities              (1,878)              1,432

Increase (decrease) in cash                                  184                (435)

Cash and cash equivalents at beginning of period               1                 464
                                                         -------             -------
Cash and cash equivalents at end of period               $   185             $    29
                                                         =======             =======
Supplemental disclosure:
     Interest paid                                       $   298             $   249
                                                         =======             =======
Non-cash transactions:
     Common stock and common stock warrants payable
     for debt issuance and acquisition costs             $ 1,059                  --
                                                         =======             =======

See notes to condensed consolidated financial statements

              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)
                        (In thousands except share data)

1. Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of March 31, 2000, the condensed consolidated statements of operations for the three months ended March 31, 2000 and 1999 and the condensed consolidated statements of cash flows for the three months ended March 31, 2000 and 1999 have been prepared by RELM Wireless Corporation (the Company), without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation have been made. The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1999 Annual Report to Stockholders. The results of operations for the three month period ended March 31, 2000 are not necessarily indicative of the operating results for a full year.

The Company maintains its records on a calendar year basis. The Company's first, second, and third quarters normally end on the Friday closest to the last day of the last month of such quarter, which was March 31, 2000 for the first quarter of fiscal 2000. The quarter began on January 1, 2000. Certain prior period amounts have been reclassified to correspond to the current period presentation.

2. Significant Transactions

Acquisition of Product Line

On March 13, 2000, the Company completed the acquisition of certain private radio communications products from Uniden America Corporation (Uniden) for $1,864 which included assumption of certain liabilities related to the product line. Additionally, the Company incurred acquisition costs of $639. The entire purchase price of $2,853 was preliminarily allocated to inventory and tooling based on their estimated fair values, pending final determination of certain acquired balances. Uniden will continue to provide manufacturing support for certain Uniden land mobile radio products, which will be marketed by the Company.

Acquisition costs included grants of 150,000 shares at $3.25 per share of the Company's common stock valued at $487. The grants are subject to the approval of the Company's stockholders. If not approved, the grants are to be paid in cash equivalent. Accordingly, the Company has recorded the common stock grants as payable at March 31, 2000.

Private Placement

On March 16, 2000, the Company completed the private placement of $3,250 of convertible subordinated notes. The notes earn interest at 8% per annum, are convertible at $3.25 per share, and are due on December 31, 2004. Additionally, the Company incurred approximately $759 in costs related to the private placement. These costs are currently being amortized on a straight line basis over the life of the notes.

The debt issuance costs included grants of 50,000 shares at $3.25 per share of the Company's common stock valued at $163 and warrants to purchase 300,000 shares at $3.25 per share of the Company's common stock valued at $409. The warrants have a five year term and an exercise price of $3.25 per share. The grants are subject to the approval of the Company's stockholders. If not approved, the grants are payable in cash equivalent. Accordingly, the Company has recorded the common stock and common stock warrant grants as payable at March 31, 2000.

Although the Company anticipates filing a registration statement for the common stock shares underlying the convertible notes during the second quarter of 2000, they currently have not been registered under securities laws and may not be sold in the U.S. absent registration or an exemption. Registration rights have been granted to the note holders. Portions of the proceeds from this private placement were used to acquire the Uniden land mobile radio products.

Sale of West Melbourne, Florida Facility and Completion of Manufacturing
Agreement

On March 24, 2000, the Company completed the sale of its 144 square foot facility located in West Melbourne, Florida for $5,600. The gain of approximately $1,165 is reflected in the statements of income for the period ended March 31, 2000. Additionally, the Company has secured a lease for a nearby facility for approximately 54 square feet in size.

The Company has entered into a contract manufacturing agreement for the manufacture of certain land mobile radio subassemblies. Under this agreement, the contract manufacturer employed approximately sixty-eight of the Company's direct manufacturing workforce and agreed to purchase certain existing inventories from the Company as needed, based on material requirements indicated by purchase orders for finished product from the Company.

3. Inventories

The components of inventory consist of the following:

                                    March 31               December 31
                                      2000                    1999
                                    --------               -----------

     Finished goods                 $ 7,073                 $ 5,065
     Work in process                  1,318                   1,645
     Raw materials                    3,236                   3,501
                                    -------                 -------
                                    $11,627                 $10,211
                                    =======                 =======

4. Stockholders' Equity

The consolidated changes in stockholders' equity for the three months ended March 31, 2000 are as follows:


                                        Common Stock       Additional
                                  ---------------------      Paid-In     Accumulated
                                    Shares       Amount      Capital       Deficit        Total
                                  ---------      ------    ----------    -----------     ------
Balance at December 31, 1999      5,090,405      $3,053      $20,195      $(16,871)      $6,377
Net income                                                                     391          391
                                  ---------      ------      -------      --------       ------

Balance at March 31, 2000         5,090,405      $3,053      $20,195      $(16,480)      $6,768
                                  =========      ======      =======      ========       ======

5. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:


                                                                                  Three Months Ended
                                                                          ---------------------------------
                                                                          March 31, 2000     March 31, 1999
                                                                          --------------     --------------
Numerator:
     Net income (numerator for basic earnings per share)                    $      391         $       55

     Effect of dilutive securities:
         8% convertible notes                                                       11                 --
                                                                            ----------         ----------
     Net income (numerator for dilutive earnings per share)                        402                 55
                                                                            ----------         ----------
Denominator:
     Denominator for basic earnings per share-weighted average shares        5,090,405          5,046,416
     Effect of dilutive securities:
         8% convertible notes                                                  166,667                 --
         Options                                                               341,297                 --
                                                                            ----------         ----------
     Denominator for diluted earnings per share - adjusted weighted          5,598,369          5,046,416
     average shares
                                                                            ==========         ==========
Basic earnings per share                                                    $     0.08         $     0.01
                                                                            ==========         ==========
Diluted earnings per share                                                  $     0.07         $     0.01
                                                                            ----------         ----------

6. Comprehensive Income

Total comprehensive income for the three months ended March 31, 2000 was $391 compared to $55 for the same period in the previous year.

7. Real Estate Assets Held for Sale

The Company's remaining property held for sale was sold during the second quarter of 1999. The real estate operations produced sales of $798; selling, general and administrative expenses of $75; and operating income of $723 for the three months ended March 31, 1999.

                                  [RELM LOGO]


UNTIL __________, 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses payable by us in connection with the resale and distribution of the securities being registered hereby.

Securities and Exchange Commission registration fee................. $ 1,027
NASDAQ National Market listing fee..................................  10,000
Accounting fees and expenses........................................  20,000
Legal fees and expenses.............................................  25,000
Blue Sky fees and expenses..........................................   3,000
                                                                     -------
   TOTAL............................................................ $59,027
                                                                     =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY.

     Our officers and directors are indemnified as provided under the Nevada Revised Statutes and our articles of incorporation and by-laws.

     Unless specifically limited by a corporation's articles of incorporation, the Nevada Revised Statutes automatically provides directors with immunity from monetary liabilities. Our articles of incorporation do not contain any such limiting language. Excepted from this immunity are: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; and (iv) willful misconduct.

     Our articles of incorporation provide that we will indemnify, to the fullest extent permitted by Nevada law, all persons whom we have the power to indemnify under Nevada law, and that such indemnification shall not be the exclusive indemnification available to such persons.

     Our by-laws provide that we will indemnify each of our directors and officers if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of RELM and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In addition, we will indemnify our directors and officers in any action by or in the right of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of RELM; provided, that no indemnification shall be made in respect of a claim as to which the person has been adjudged to be liable to RELM unless and only to the extent that a court of competent jurisdiction determines that, despite the adjudication of liability but in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper.

     Our by-laws provide that no indemnification shall be provided by us to an person unless it is determined that indemnification is proper because the person has met the applicable standard of conduct. Such determination shall be made:

     - by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action or proceeding, or

     - if such quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

     -    by the shareholders, or

     -    in such other manner, if any, as shall be permitted under Nevada law.

     Our by-laws provide that expenses incurred in defending any action or proceeding to which indemnification may be available may be advanced by RELM upon receipt of any undertaking by or on behalf of the person claiming indemnification to repay these amount if it should be determined ultimately that he is not entitled to be indemnified by RELM.

     In addition, our articles of incorporation eliminate the personal liability of RELM's directors to the fullest extent permitted by Nevada law, as the same may be amended and supplemented.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of RELM, RELM has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. We intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers. The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders and us. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On March 16, 2000, we completed the private placement of $3.25 million aggregate principal amount of our convertible subordinated notes. The notes were sold to the selling securityholders listed under "Selling Securityholders-- Common Stock Issuable Upon Conversion of Notes."

     The proceeds from this offering were used to purchase the LMR assets of Uniden America Corporation and to satisfy our delinquent mortgage obligation. Remaining proceeds will be utilized for working capital requirements. A commission of $90,000 was paid to Janney Montgomery Scott LLC for the placement of $1.8 million of the notes.

     The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D promulgated under the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with RELM, to information about RELM.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.       EXHIBITS

Exhibit       Exhibits
-------       --------

  3(a)        Articles of Incorporation(2)

  3(b)        By-Laws(2)

  4(a)        Form of 8% Convertible Subordinated Promissory Note(5)

  4(b) Warrant Agreement between RELM Wireless Corporation and Janney Montgomery Scott LLC dated May 12, 2000

  4(c) Warrant Certificate No. W-100 issued to Janney Montgomery Scott LLC dated May 12, 2000

  4(d) Warrant Agreement between RELM Wireless Corporation and Simmonds Capital Limited day May 12, 2000

  4(e) Warrant Certificate No. W-100 issued to Simmonds Capital Limited dated May 12, 2000

  5           Opinion of Greenberg Traurig, P.A.(6)

 10(a)        1996 Stock Option Plan for Non-Employee Directors (1)

 10(b)        1997 Stock Option Plan (2)

 10(c)        Loan and Security Agreement with Summit Commercial/Gibraltar Corp.
              dated February 26, 1999(3)

 10(d)        Workers Compensation Close Out Agreement dated December 21,
              1998(3)

 10(e) Amendment to Security and Loan Agreement with Summit Commercial/Gibraltar Corp. dated December 1999(4)

 10(f) Second Amendment to Security and Loan Agreement with Summit Commercial/Gibraltar Corp. dated March 10, 2000(4)

Exhibit       Exhibits
-------       --------

 10(g) Third Amendment to Security and Loan Agreement with Summit Commercial/Gibraltar Corp. dated March 24, 2000(4)

 10(h)        Letter Agreement with Simmonds Capital Limited dated March 23,
              2000(4)

 10(i)        Exclusive Right of Sale Listing Agreement effective October 25,
              1999(5)

 10(j) Sublease by and between Johnson Matthey Electronic Assembly Services, Inc. and RELM Wireless Corporation dated March 24, 2000(4)

 10(k) Asset Purchase Agreement with Uniden America Corporation dated March 13, 2000(5)

 10(l) OEM Manufacturing Contract between RELM Wireless Corporation and Uniden Corporation dated March 13, 2000(5)

 10(m) Trademark License Agreement between Uniden America Corporation and RELM Wireless Corporation for the mark "ESAS" dated March 13, 2000(5)

 10(n) Manufacturing Agreement between Johnson Matthey Electronic Assembly Services, Inc. and RELM Wireless Corporation dated March 24, 2000(4)

 10(o) Transaction Agreement between Johnson Matthey Electronic Assembly Services, Inc. and RELM Wireless Corporation dated March 24, 2000(4)

 10(p) Letter Agreement between RELM Wireless Corporation and Janney Montgomery Scott LLC dated May 12, 2000

 21           Subsidiaries of Registrant (7)

 23(a)        Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1) (6)

 23(b)        Consent of Ernst & Young LLP

 25           Power of Attorney (included on the signature page)

------------------
     (1) Incorporated by reference from the Adage, Inc. (predecessor to RELM Wireless Corporation) Form 10-K for the fiscal year ended December 31, 1996. File No. 0-7336.

     (2) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1997. File No. 0-7336.

     (3) Incorporated by reference from the Company's Form 10-Q for the quarter ended March 31, 1999. File No. 0-7336.

     (4) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.

     (5) Incorporated by reference from Amendment #1 to the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.

     (6)  To be filed by amendment.

     (7) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1998.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Melbourne, State of Florida, on this 6th day of June, 2000.

                                        RELM WIRELESS CORPORATION

                                        By: /s/ Richard K. Laird
                                        -----------------------------------
                                            Richard K. Laird, President and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard
K. Laird and William Kelly, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant and on his or her behalf (i) any and all amendments (including post-effective amendments), supplements and additions to this registration statement and (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 under the Securities Act of 1933, as amended, of the RELM Wireless Corporation warrants dated May 12, 2000, and the RELM Wireless Corporation common stock, par value $0.60 per share, into which RELM Wireless Corporation's 8% Convertible Subordinated Promissory Notes due December 1, 2004 and the warrants are convertible and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing required or necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Such attorneys-in-fact and agents shall have, and may exercise, all of the powers hereby conferred.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                       Title                                   Date
---------                                       -----                                   ----
/s/ Donald F. U. Goebert           Chairman                                          June 5, 2000
---------------------------
Donald F. U. Goebert


/s/ Richard K. Laird               President and Chief Executive Officer and         June 5, 2000
---------------------------        Director
Richard K. Laird


/s/ William P. Kelly               Secretary, Vice President - Finance, and          June 5, 2000
---------------------------        Chief Financial Officer
William P. Kelly


/s/ David P. Storey                Executive Vice President and                      June 5, 2000
---------------------------        Chief Operating Officer
David P. Storey


/s/ Buck Scott                     Director                                          June 5, 2000
---------------------------
Buck Scott


/s/ James C. Gale                  Director                                          June 5, 2000
---------------------------
James C. Gale


/s/ Robert L. MacDonald            Director                                          June 5, 2000
---------------------------
Robert L. MacDonald


/s/ Ralph R. Whitney Jr.           Director                                          June 5, 2000
---------------------------
Ralph R. Whitney Jr.


/s/ George N. Benjamin, III        Director                                          June 5, 2000
---------------------------
George N. Benjamin, III

                                  EXHIBIT INDEX

Exhibit       Exhibits
-------       --------

  3(a)        Articles of Incorporation(2)

  3(b)        By-Laws(2)

  4(a)        Form of 8% Convertible Subordinated Promissory Note(5)

  4(b) Warrant Agreement between RELM Wireless Corporation and Janney Montgomery Scott LLC dated May 12, 2000

  4(c) Warrant Certificate No. W-100 issued to Janney Montgomery Scott LLC dated May 12, 2000

  4(d) Warrant Agreement between RELM Wireless Corporation and Simmonds Capital Limited day May 12, 2000

  4(e) Warrant Certificate No. W-100 issued to Simmonds Capital Limited dated May 12, 2000

  5           Opinion of Greenberg Traurig, P.A.(6)

  10(a)       1996 Stock Option Plan for Non-Employee Directors(1)

  10(b)       1997 Stock Option Plan (2)

  10(c) Loan and Security Agreement with Summit Commercial/Gibraltar Corp. dated February 26, 1999(3)

  10(d)       Workers Compensation Close Out Agreement dated December 21,
              1998(3)

  10(e) Amendment to Security and Loan Agreement with Summit Commercial/Gibraltar Corp. dated December 1999(4)

  10(f) Second Amendment to Security and Loan Agreement with Summit Commercial/Gibraltar Corp. dated March 10, 2000(4)

  10(g) Third Amendment to Security and Loan Agreement with Summit Commercial/Gibraltar Corp. dated March 24, 2000(4)

  10(h)       Letter Agreement with Simmonds Capital Limited dated March 23,
              2000(4)

  10(i)       Exclusive Right of Sale Listing Agreement effective October 25,
              1999(5)

  10(j) Sublease by and between Johnson Matthey Electronic Assembly Services, Inc. and RELM Wireless Corporation dated March 24, 2000(4)

  10(k) Asset Purchase Agreement with Uniden America Corporation dated March 13, 2000(5)

  10(l) OEM Manufacturing Contract between RELM Wireless Corporation and Uniden Corporation dated March 13, 2000(5)

  10(m) Trademark License Agreement between Uniden America Corporation and RELM Wireless Corporation for the mark "ESAS" dated March 13, 2000(5)

  10(n) Manufacturing Agreement between Johnson Matthey Electronic Assembly Services, Inc. and RELM Wireless Corporation dated March 24, 2000(4)

  10(o) Transaction Agreement between Johnson Matthey Electronic Assembly Services, Inc. and RELM Wireless Corporation dated March 24, 2000(4)

  10(p) Letter Agreement between RELM Wireless Corporation and Janney Montgomery Scott LLC dated May 12, 2000

  21          Subsidiaries of Registrant (7)

  23(a)       Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1) (6)

  23(b)       Consent of Ernst & Young LLP

  25          Power of Attorney (included on the signature page)

------------------
(1) Incorporated by reference from the Adage, Inc. (predecessor to RELM Wireless Corporation) Form 10-K for the fiscal year ended December 31, 1996. File No. 0-7336.

(2) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1997. File No. 0-7336.

(3) Incorporated by reference from the Company's Form 10-Q for the quarter ended March 31, 1999. File No. 0-7336.

(4) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.

(5) Incorporated by reference from Amendment #1 to the Company's Form 10-K for the fiscal year ended December 31, 1999. File No. 0-7336.

(6)  To be filed by amendment.

Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1998.